UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a‑12

EASTERLY GOVERNMENT PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 18, 2021

Dear Stockholder:

You are invited to attend the 2021 annual meeting of stockholders of Easterly Government Properties, Inc., a Maryland corporation, which will be held on Tuesday, May 18, 2021, at 1:00 p.m., Eastern Time, at 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006. The annual meeting will be held for the following purposes:

1.

To elect the eight director nominees named in the accompanying proxy statement to serve on our Board of Directors until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers, as described in the accompanying proxy statement;
3.	To approve an amendment to the Amended and Restated Bylaws of the Company (as amended, our “bylaws”) to allow stockholders the right to amend our bylaws; and
4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on April 5, 2021 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.  The proxy statement and proxy card are being mailed to you on or about April 19, 2021.

By Order of our Board of Directors,

William C. Trimble, III
Chief Executive Officer, President and Director

Washington, D.C.

April 19, 2021

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card or authorize your proxy by telephone or the Internet. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.

We are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person on May 18, 2021 we will announce alternative arrangements for the meeting as promptly as practicable, which may include changes to the time, place and/or manner of the meeting. Please monitor our annual meeting website at http://ir.easterlyreit.com/news for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 18, 2021.  The Proxy Statement and our 2021 Annual Report to Stockholders are available at: http://www.viewproxy.com/easterlygvtprop/2021.

(i)

(ii)

EASTERLY GOVERNMENT PROPERTIES, INC.
2001 K Street, NW, Suite 775 NORTH
Washington, D.C. 20006

PROXY STATEMENT

FOR OUR 2021 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 18, 2021

We are sending these proxy materials to our stockholders in connection with the solicitation of proxies by the Board of Directors, or the Board, of Easterly Government Properties, Inc., a Maryland corporation, for use at our 2021 annual meeting of stockholders to be held on Tuesday, May 18, 2021, at 1:00 p.m., Eastern Time, at 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, or at any postponement or adjournment of the annual meeting. We are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person on May 18, 2021, we will announce alternative arrangements for the meeting as promptly as practicable, which may include changes to the time, place and/or manner of the meeting. Please monitor our annual meeting website at http://ir.easterlyreit.com/news for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Easterly Government Properties, Inc., unless the context otherwise requires. This proxy statement and a form of proxy have been made available to our stockholders on the Internet and will be mailed to stockholders on or about April 19, 2021.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the annual meeting?

Holders of record of our common stock, $0.01 par value per share, at the close of business on April 5, 2021, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting.  If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date.  Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the annual meeting?

At the annual meeting, you will be asked to vote on the following proposals:

•

Proposal 1:  the election of the eight director nominees named in this proxy statement to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement;
•	Proposal 3: the approval of an amendment to the Amended and Restated Bylaws of the Company, or, as amended, our bylaws, to allow stockholders the right to amend our bylaws; and
•	Proposal 4: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting.  As of the record date, there were 83,856,953 shares outstanding and entitled to vote at the annual meeting.

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

What vote is required to approve each proposal?

In respect of Proposal 1, a director nominee is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Amended and Restated Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election is required to promptly submit a written offer to resign to the Board. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to such resignation. The Board is required to take action with respect to the recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Additional Corporate Governance Matters—Annual Elections; Majority Voting.” With respect to Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.

A majority of all of the votes cast at the annual meeting at which a quorum is present is required for approval of each of Proposals 2, 3 and 4.  In respect of Proposals 2, 3 and 4, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the votes for these proposals.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;
•	properly submitting to us a proxy with a later date; or
•	appearing in person and voting by ballot at the annual meeting.

If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.  Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.

How do I vote?

Voting in Person at the Annual Meeting.  If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., and attend the annual meeting, you may vote in person at the annual meeting.  If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the annual meeting, you will need to obtain a legal proxy from the bank, broker or other nominee that holds your shares of record.

Voting by Proxy.  If your shares are registered directly in your name with our transfer agent, the proxy materials were mailed directly to you by us. In that case, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

Vote online.  You can access proxy materials and vote at www.viewproxy.com/easterlygvtprop/2021. To vote online, you must have the stockholder identification number provided in the enclosed proxy card.

Vote by telephone.  You also have the option to vote by telephone by following the “Vote by Phone” instructions on the enclosed proxy card.

Vote by regular mail.  If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

How is my vote counted?

If you authorize your proxy to vote your shares electronically via the Internet or by telephone, or, if you properly marked, signed, dated and returned the proxy card mailed to you, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, your shares will be voted “for” the election of the director nominees named in this proxy statement, “for” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement, “for” the approval of an amendment to our bylaws to allow stockholders the right to amend our bylaws, and “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, since no stockholder nominations or proposals meeting the requirements of Rule 14a-8 under the Exchange Act that were not excluded or withdrawn pursuant to Rule 14a-8 were received, no such matters will be brought to a vote at the annual meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•

FOR Proposal 1: the election of each of Darrell W. Crate, William C. Trimble, III, Michael P. Ibe, William H. Binnie, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes as directors to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement;
•	FOR Proposal 3: the approval of an amendment to our bylaws to allow stockholders the right to amend our bylaws; and
•	FOR Proposal 4: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

What other information should I review before voting?

Our 2020 Annual Report to Stockholders, or our annual report, including our Annual Report on Form 10-K, which contains financial statements for the fiscal year ended December 31, 2020, is being mailed to you concurrently with the mailing of this proxy statement.  To access our annual report, go to the “Investor Relations—Financials” page on our website, and then click on “Annual Reports.”  In addition, documents we file with the Securities and Exchange Commission, or SEC, are available at a website maintained by the SEC at http://www.sec.gov. Our annual report and our Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board currently consists of eight members, each serving for a term of one year and until their successors are duly elected and qualified. Pursuant to our charter, our directors will be elected annually by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualified. Our bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, which is one, and, except as set forth in our charter and our bylaws, more than 15.

At the 2021 annual meeting, all of the directors will be elected to serve until the 2022 annual meeting and until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Darrell W. Crate, William C. Trimble, III, Michael P. Ibe, William H. Binnie, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes to serve as directors. Each of these nominees currently serves as a member of the Board and has consented to being named in this proxy statement. The Board anticipates that each nominee will serve, if elected, as a director. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Board may select.

Under our bylaws, a director nominee in an uncontested election will be elected if he or she receives more votes for his or her election than votes against his or her election. Under our Amended and Restated Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election is required to promptly submit a written offer to resign to the Board. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to such resignation. The Board is required to take action with respect to the recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Additional Corporate Governance Matters—Annual Elections; Majority Voting.”

We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board unanimously recommends that you vote “FOR” each of its director nominees.

Information Regarding the Director Nominees

The following table and biographical descriptions set forth certain information with respect to each nominee for election as a director at the annual meeting, based upon information furnished by each director. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.

Name	Age	Position
William C. Trimble, III	59	Chief Executive Officer, President and Director
Darrell W. Crate	54	Chairman of the Board of Directors
Michael P. Ibe	74	Vice Chairman of the Board of Directors and Executive Vice President - Development and Acquisitions
William H. Binnie	63	Lead Independent Director*
Cynthia A. Fisher	60	Director*
Scott D. Freeman	57	Director*
Emil W. Henry, Jr.	60	Director*
Tara S. Innes	63	Director*

*	We have determined that these directors qualify as “independent” under the standards of the New York Stock Exchange, or NYSE, and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

William C. Trimble, III has served as our Chief Executive Officer, President and a director since February 2015. Mr. Trimble co-founded Easterly Partners, LLC and had been its chief executive officer and managing partner from August 2011 until our initial public offering completed in February 2015. Prior to joining Easterly Partners, LLC, Mr. Trimble served from April 2009 to August 2011 as the chief operating officer and as a member of the Investment Committee of PRP, LLC, an investment management firm that managed funds that invested in properties leased to the U.S. General Services Administration, or GSA. Mr. Trimble also spent ten years as head of client relations for Red Comb, LLC, a Baltimore, Maryland-based asset management firm specializing in domestic, small capitalization equity securities. Mr. Trimble previously spent five years as head of marketing and a member of the Investment Committee of Winston Capital Management in McLean, Virginia. In 1994, he co-founded the Winston Growth Fund, a long-short equity fund of funds. Mr. Trimble’s board memberships presently include serving as chairman of the board of the Aircraft Owners and Pilots Association, a global organization supporting general aviation, and as a member of the boards of Bessemer Securities Corporation and The Bessemer Trust Company, N.A. Mr. Trimble earned his MBA and BA from Duke University.

Darrell W. Crate has served as Chairman of the Board since February 2015.  Mr. Crate founded Easterly Capital, LLC in 2009 and holds various titles in its related entities. Since 2015, Mr. Crate has been the Managing Principal of Easterly Partners Group.  From 2015 to 2018, Mr. Crate was also the Chairman of the Board of Directors of Easterly Acquisition Corp., a blank check company that combined with Sirius International Insurance Group, a NASDAQ listed company, which subsequently merged with Third Point Reinsurance Ltd. (NYSE: TPRE) in 2020. From 1998 to 2011, Mr. Crate served as the Chief Financial Officer of Affiliated Managers Group (NYSE: AMG), a global asset management holding company. Mr. Crate was previously the Managing Director of the Financial Institutions Group of the Chase Manhattan Corporation based in London and New York, focusing exclusively on investment management firms. Mr. Crate served as Treasurer and on the executive committee of Romney for President during each of the 2008 and 2012 election cycles. Mr. Crate’s board memberships presently include serving as a member of the Executive Committee of the Board of Trustees of Bates College, as the Vice Chairman of the Aircraft Owners and Pilots Association, and on the Board of Governors of the Westminster Kennel Club. Mr. Crate earned his BA from Bates College and his MBA from Columbia Business School.

Michael P. Ibe has served as our Executive Vice President - Development and Acquisitions and Vice Chairman of the Board since February 2015. Mr. Ibe co-founded Western Devcon, Inc. in 1987 and has since then served as president, where he has been primarily responsible for all phases of acquisition and development in each endeavor, including build-to-suit GSA-leased properties of Western Devcon, Inc. and its affiliates. His experience related to construction dates back to 1980, when he served as vice president of construction at Ibe Investments, a family-owned real estate company specializing in high-density residential developments in Phoenix, Arizona and luxury single-family developments in San Diego, California. From 1970 to 1980, Mr. Ibe served as a contract administrator and later a vice president and general manager, of Lampco Industries, a San Diego, California manufacturer of precision components for jet engines and nuclear reactors. Mr. Ibe attended Mesa College and San Diego State University.

William H. Binnie has served as a director since February 2015 and Lead Independent Director since May 2016. Mr. Binnie has served as president and chief executive officer of Carlisle Capital Corporation, a private investment and management company with a focus on media and real estate businesses, since 1996. Mr. Binnie served as chairman of the board, founder and chief executive officer of Carlisle Plastics, Inc., a NYSE listed company that was a consumer company producing products made from plastic, from 1984 until its acquisition by Tyco International Ltd. in 1996. Mr. Binnie is the chairman of NH1 News, as well as president of 19 radio stations in the Carlisle Media organization. Mr. Binnie was also a candidate for the U.S. Senate from New Hampshire in 2010. Mr. Binnie earned his MBA from Harvard Business School and his AB from Harvard University and is a former member of the Board of Overseers of Harvard University.

Cynthia A. Fisher has served as a director since February 2015. In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. She is an independent investor and consultant to corporate boards and executive management teams. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as chairman and chief executive officer of ViaCord, Inc. from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as its president and as a member of the board of directors. ViaCell, the successor to ViaCord, went public in 2005 (Nasdaq: VIAC) and was subsequently sold to PerkinElmer (NYSE: PKI) in 2007. Ms. Fisher also serves on the board of directors of another public company, the Boston Beer Company, Inc. (NYSE: SAM), and on the board of directors of several not-for-profit businesses. Ms. Fisher is founder and chairman of PatientRightsAdvocate.org focused on price transparency and a functional market in healthcare.  She also co-founded and is Chairman of Fitmoney.org which provides curriculum for K-12 financial literacy. Ms. Fisher serves on the board of the National Park Foundation and previously served on the board of directors of Water.org. Ms. Fisher holds an MBA from Harvard Business School and a BS and honorary Doctorate of Science from Ursinus College.

Scott D. Freeman has served as a director since May 2020.  Mr. Freeman is Managing Partner of FHR Capital, LLC, a privately held real estate investment and advisory company. Prior to joining FHR Capital in July 2019, Mr. Freeman was with Colony Capital from April 2005 through June 2019 where he was Managing Director and Global Head of Portfolio Management of Colony Capital, Inc. and co-founder of Colony Realty Partners, LLC. Before Colony, he was a Partner and the Director of Acquisitions at TA Associates Realty, LLC from February 1994 to February 2004 where he served on the firm’s Executive Committee and Investment Committee and chaired the Acquisition Committee. Previously, he was an Asset Manager with General Electric Investments and with Aetna Realty Investors. Scott is involved in various volunteer and charitable organizations including serving as a trustee at Bates College. Scott received a B.A. in Political Science from Bates College and an M.B.A. with concentrations in Real Estate and Finance from the Kellogg School at Northwestern University.

Emil W. Henry, Jr. has served as a director since February 2015. Mr. Henry is a former Assistant Secretary of the U.S. Treasury for Financial Institutions and currently is the chief executive officer of Tiger Infrastructure Partners, a private equity firm he founded that is focused on infrastructure investment opportunities. Prior to founding Tiger Infrastructure Partners in 2009, Mr. Henry was head of the Lehman Brothers Private Equity Infrastructure businesses, where he oversaw infrastructure investments. In 2005, Mr. Henry was appointed Assistant Secretary of the U.S. Treasury for Financial Institutions by the President of the United States. Until his departure in 2007, he was a key advisor to two Treasury secretaries on economic, legislative and regulatory matters affecting U.S. financial institutions and markets. Before joining the U.S. Treasury, Mr. Henry was a partner of Gleacher Partners LLC, an investment banking and investment management firm, where he served as chairman of asset management and managing director, and where he oversaw the firm’s investment activities. Before attending business school, Mr. Henry was a member of the principal investing arm of Morgan Stanley, where he was involved in the execution of leveraged buyouts on the firm’s behalf. Mr. Henry’s board memberships presently include StoneCastle Financial Corp, a Nasdaq listed company, Colonnade Acquisition Corp., a NYSE listed company, as well as the boards of a number of private portfolio investments of Tiger Infrastructure Partners. He is also a member of the Council on Foreign Relations. Mr. Henry earned his MBA from Harvard Business School and his BA in Economics from Yale University.

Tara S. Innes has served as a director since February 2020. Ms. Innes is a former Managing Director, Global Head of Public Fixed Income Research at AIG Investments, Inc., a position she held from 2009 until April 2016, where she led a team of analysts in New York, London, Tokyo and Tel Aviv responsible for analysis and investment recommendations across investment grade, high yield, sovereign, municipal, and emerging markets asset classes. From 2006 to 2009, Ms. Innes was Team Leader of Financial Institutions at AIG Asset Management US LLC.  Before joining AIG in 2006, Ms. Innes served as managing director and team leader for REITs and Financial

Institutions at Fitch Learning US Inc., a subsidiary of Fitch Ratings, Inc. Prior to joining Fitch in 2004, Ms. Innes served in various positions at MetLife, Inc. and Merrill Lynch Hubbard, Inc.  Ms. Innes is a member of the Advisory Board, Treasurer and Chairman of the Finance Committee of The Credit Roundtable Association, an organization of institutional investors she co-founded in 2007 to educate investors and advocate for bondholders. Ms. Innes has been a frequent speaker at international investor and issuer conferences on a variety of fixed income investment topics and maintains longstanding relationships with the capital markets and syndication teams at many of the largest investment banks. Ms. Innes earned her BA from Boston College.

Biographical Information Regarding Executive Officers Who Are Not Directors

As of the date of this proxy statement, our executive officers who are not directors are as follows:

Name	Age	Position
Meghan G. Baivier	41	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Alison M. Bernard	35	Executive Vice President and Chief Accounting Officer
Ronald E. Kendall	66	Executive Vice President - Government Relations

Meghan G. Baivier is our Executive Vice President, Chief Financial Officer and Chief Operating Officer. Ms. Baivier has served as our Executive Vice President and Chief Operating Officer since joining our company in May 2015 and as our Chief Financial Officer since March 2016. Prior to joining our company, Ms. Baivier served as Vice President of Citigroup’s Real Estate and Lodging Investment Banking group, from August 2010 to April 2015, where she was involved in a wide range of financial advisory and capital markets transactions. From March 2005 to June 2007, Ms. Baivier was an Equity Research Associate with Chilton Investment Co. Ms. Baivier was also previously employed by Fidelity Management and Research as a High Yield Research Associate from September 2001 to February 2005. Since July 2017, Ms. Baivier has served as a director of Sun Communities, Inc., a NYSE listed REIT.  Ms. Baivier earned her MBA from Columbia Business School where she was awarded the prestigious Feldberg Fellowship and her BA from Wellesley College.

Alison M. Bernard is our Executive Vice President and Chief Accounting Officer. Ms. Bernard served as our Chief Financial Officer from our initial public offering in February 2015 to March 2016, when she transitioned to the role of Chief Accounting Officer. Ms. Bernard previously was chief financial officer of Easterly Capital, LLC from December 2011 and of Easterly Partners, LLC from April 2012 until our initial public offering in February 2015. Prior to that, Ms. Bernard was a financial professional at Summit Partners, a growth equity investment firm, in the General Partner Services Group from February 2011 to December 2011. Ms. Bernard was also previously employed by PricewaterhouseCoopers LLP, a global professional services firm, where she performed a broad range of audit functions in the assurance practice from August 2008 through February 2011. Ms. Bernard earned her MS from Boston College and her BA from the College of the Holy Cross. Ms. Bernard is also a licensed CPA.

Ronald E. Kendall is our Executive Vice President - Government Relations. From February 2011 until he joined our company in February 2015, Mr. Kendall served as president of Ron Kendall & Associates, a company that provided strategic and tactical consulting to organizations pursuing or renewing federal real estate contracts. From March 2010 to January 2011, Mr. Kendall was staff director of the Transportation and Infrastructure Committee at the U.S. House of Representatives, Subcommittee on Economic Development, Public Buildings and Emergency Management within the Transportation and Infrastructure Committee. Prior to that, Mr. Kendall served as the director of facilities planning and special assistant to the assistant director for Facilities and Security of the Administrative Office of the Courts from August 2005 to March 2010. From 1978 to 2004, Mr. Kendall worked in the GSA Public Buildings Service, in a variety of positions, including leasing chief in the National Capital Region, chief asset officer, and director of national leasing policy. Mr. Kendall is vice chairman of the board of directors of the National Federal Development Association and serves as a contributing editor of The Journal of Government Real Estate. Mr. Kendall earned his MPA from American University and his BA from the University of Rochester.

Director Independence

Under the corporate governance listing standards of the NYSE, at least a majority of our directors and all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be “independent” as defined by the NYSE.  The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

The Board has determined that each of the following existing directors is an “independent director” as defined by the NYSE rules: William H. Binnie, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes. Our independent directors meet regularly in executive sessions without the presence of our executive officers and non-independent directors.

The Board and its Committees

The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees currently is composed exclusively of independent directors, in accordance with the NYSE listing standards. The principal functions of each committee are briefly described below. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.easterlyreit.com under the “Investor Relations—Governance—Governance Guidelines” section. Additionally, the Board may from time to time establish certain other committees to facilitate the management of our company.

The Board held five meetings in 2020. Our Audit Committee met four times in 2020. Our Compensation Committee met five times in 2020. Our Nominating and Corporate Governance Committee met six times in 2020. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board which were held during the period that such person served on the Board and (ii) the total number of meetings of committees of the Board held during the period that such person served on such committee.

Audit Committee

Our Audit Committee consists of four of our directors, each of whom is an independent director. Each of Ms. Innes and Messrs. Henry and Freeman qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards.

We have an Audit Committee charter that details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements;
•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the performance of our internal audit function; and
•	our overall risk assessment and management.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in this proxy statement. Additional information regarding the functions performed by our Audit Committee is set forth in the Audit Committee report. Ms. Innes is the chair and Ms. Fisher, Mr. Freeman and Mr. Henry serve as members of the Audit Committee.

Compensation Committee

Our Compensation Committee consists of five of our directors, each of whom is an independent director. We have a Compensation Committee charter that details the principal functions of the Compensation Committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of other senior officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation and equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for non-employee directors.

Mr. Binnie is the chair and Ms. Fisher, Mr. Freeman, Mr. Henry and Ms. Innes serve as members of the Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three of our directors, each of whom is an independent director. We have adopted a Nominating and Corporate Governance Committee charter that details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;
•	recommending to the Board nominees for each committee of the Board;
•	annually facilitating the assessment of the Board’s performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•	annually reviewing and making recommendations to the Board regarding revisions to the Amended and Restated Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

Ms. Fisher is the chair and Mr. Binnie and Mr. Henry serve as members of the Nominating and Corporate Governance Committee.

Board and Committee Composition

The composition of the Board and each of the committees of the Board reflects a diversity of experiences, qualifications and skills.  The median age of our directors is 60 and 40% of our independent directors are female.  Key attributes that led the Nominating and Corporate Governance Committee to recommend the nominees for election as directors are highlighted below and described in greater detail under the heading “—Information Regarding the Director Nominees.”

Committee Experience Name Independent Audit Compensation Nominating and Corporate Governance Business Leadership RREIT / Real Estate Public Company Executive / Director Investment / Financial William C. Trimble, III Darrell W. Crate Michael P. Ibe William H. Binnie Cynthia A. Fisher Scott D. Freeman Emil W. Henry, Jr. Tara S. Innes CC =Chair =Member CC CC CC

Director Compensation

In 2020, we paid to each of our non-employee directors an annual retainer equal to approximately $175,000, consisting of $75,000 payable in equal bi-annual cash installments and a grant of shares of restricted stock having a value of approximately $100,000 following the 2020 annual meeting. We also reimbursed each of our directors for travel expenses incurred in connection with his or her attendance at full Board and committee meetings.  Under our director compensation program, directors do not receive meeting attendance fees for any meeting of our Board of Directors or a committee thereof that he or she attends.

For 2021, based on the Compensation Committee’s annual review of our director compensation program and a benchmark analysis prepared by FPL Associates, L.P., or FPL, the Compensation Committee recommended and the Board approved a $15,000 increase in the annual equity retainer portion of our director compensation program and no changes to the annual cash retainer portion of our director compensation program. The increase in the annual equity retainer portion, which is the first in director compensation since 2018, is intended to more closely align our aggregate director compensation with the median aggregate director compensation paid to non-employee directors in our peer group. As a result, non-employee compensation for each of our non-employee directors for 2021 will consist of $75,000 payable in equal bi-annual cash installments and an equity award having a value of approximately $115,000 to be granted upon the election of the non-employee director at the 2021 annual meeting.  The equity awards will vest upon the earlier of the anniversary of the date of grant or the Company’s 2022 annual meeting of stockholders and will be made in the form of shares of restricted common stock, or, if elected by such non-employee director, long-term incentive units in our operating partnership, or LTIP units (or a combination of both).

Directors of our company who are also employees receive no additional compensation for their services as directors. The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2020:

Director	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
William H. Binnie	75,000	99,995	174,995
Cynthia A. Fisher	75,000	99,995	174,995
Scott D. Freeman	75,000	99,995	174,995
Emil W. Henry, Jr.	75,000	99,995	174,995
Tara S. Innes(2)	90,875	99,995	190,870
James E. Mead(3)	—	—	—

(1)

In connection with our 2020 annual meeting, we granted 3,805 shares of restricted common stock to each of our non-employee directors pursuant to our 2015 Equity Incentive Plan. Such awards were the only unvested stock awards to our non-employee directors outstanding on December 31, 2020, and will vest upon the earlier of the anniversary of the date of grant or the 2021 annual meeting. Amounts shown reflect the aggregate grant date fair value of shares of restricted stock issued to each director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718, disregarding the estimate of forfeitures.

(2)

Ms. Innes was appointed to the Board on February 18, 2020 and was paid a pro-rated portion of the 2019 annual cash retainer for her service between the date of appointment and the date of our 2020 annual meeting of stockholders.

(3)	Mr. Mead served on the Board from January 1, 2020 until the date of our 2020 annual meeting of stockholders.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At our 2018 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. More than 95% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal and other factors, and the Board currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur not later than the 2024 annual meeting of stockholders.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: BYLAW AMENDMENT PROPOSAL

Our stockholders are being asked to approve an amendment to our bylaws to allow stockholders to amend our bylaws by a vote of the majority of votes cast at a meeting of stockholders duly called and at which a quorum is present. We refer to the amendment as the Proposed Bylaw Amendment. Our current bylaws require stockholder approval of the Proposed Bylaw Amendment.

As permitted by the Maryland General Corporation Law, or MGCL, our bylaws currently provide the Board with the exclusive authority to alter, amend or repeal any provision of our bylaws and to make new bylaws, except that the following may be amended only with the affirmative vote of a majority of the votes cast on such amendment by holders of outstanding shares of our common stock: (i) provisions opting out of the control share acquisition provisions of the MGCL, (ii) provisions prohibiting the Board without the approval of a majority of the votes entitled to be the cast by holders of outstanding shares of our common stock, from revoking, altering or amending any resolution, or adopting any resolution inconsistent with any previously adopted resolution of the Board, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL, (iii) provisions that require stockholder approval prior to adoption of any stockholder rights plan, except under limited circumstances and (iv) the provision that requires the affirmative vote of a majority of the votes cast for the aforementioned amendments.

Notwithstanding this authority granted to the Board in our bylaws, the Board approved the Proposed Bylaw Amendment and resolved to submit the Proposed Bylaw Amendment for stockholder consideration. The effectiveness of the Proposed Bylaw Amendment is expressly conditioned on stockholder approval at the annual meeting, and, accordingly, the Board will reconsider the Proposed Bylaw Amendment if it is not approved by the stockholders at the annual meeting.

Following the adoption of the Proposed Bylaw Amendment, any proposal submitted by stockholders to amend our bylaws would be required to be submitted in accordance with the advance notice procedures contained in Article II, Section 11 of our bylaws. The Proposed Bylaw Amendment would not change the Board’s existing authority to amend our bylaws without the approval of stockholders.

A draft of the Proposed Bylaw Amendment is attached to this Proxy Statement as Appendix A.

The Board unanimously recommends a vote “FOR” the approval of the Proposed Bylaw Amendment.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the 2021 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our formation in 2014 and is considered by our management to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires, and will be available to respond to appropriate questions.

A majority of all of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have no effect on this proposal.

Fee Disclosure

Audit and Non-Audit Fees. The aggregate fees billed to us by PricewaterhouseCoopers LLP, an independent registered public accounting firm, for the indicated services for the years ended December 31, 2020 and 2019 were as follows:

	2020 ($)	2019 ($)
Audit fees (1)	953,803	883,055
Audit related fees (2)	111,000	216,000
Tax fees (3)	368,459	342,475
All other fees (4)	2,862	3,440
Total	1,436,124	1,444,970

(1)

Audit fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit related fees consist of fees for professional services performed by PricewaterhouseCoopers LLP related to (i) SX Rule 3-14 audits in connection with acquisitions and (ii) comfort letters, consents and assistance with documents filed with the SEC and securities offerings.

(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.
(4)	All other fees consist of fees for subscription access to an accounting and auditing research library.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee, or a designated Audit Committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee, or a designated Audit Committee member. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the Securities and Exchange Commission, or SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of Easterly Government Properties, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2020 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements of Easterly Government Properties, Inc. for the fiscal year ended December 31, 2020;
2.

the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

3.

the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Submitted by our Audit Committee

Tara S. Innes (Chair)
Cynthia A. Fisher

Scott D Freeman
Emil W. Henry, Jr.

CORPORATE RESPONSIBILITY

We are committed to operating our business responsibly and creating long-term value for our stockholders through implementation of our business strategy.  During 2020, we continued to leverage the expertise of the Company’s ESG Committee, a committee formed in 2018 and comprised of executive officers and senior employees across the breadth of our operations, to identify, initiate and monitor sustainable and responsible practices in all aspects of our business for the benefit of all our stakeholders, including our tenants, stockholders, employees and the communities in which we operate.

Highlighting our 2020 corporate responsibility initiatives was the adoption of the Company’s first Environmental Sustainability and Social Responsibility Policy, or the E&S Policy. The environmental sustainability policies outlined in the E&S Policy are designed to address environmental risks and opportunities in our business, promoting greater awareness and responsibility among our employees, and engaging with our U.S. Government tenant agencies.  The social responsibility policies reinforce our core principles regarding equal opportunity, competitive compensation, ethical behavior, workplace safety, open and risk-free communication and legal compliance. We believe these commitments align seamlessly with our pledge to provide a work environment that attracts, develops, and retains top talent by affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement.

We are committed to strong corporate governance and transparency for our stockholders and continually review corporate best practices on an ongoing basis. Since 2019, we have adopted a majority voting standard in uncontested elections, a director resignation policy, stock ownership guidelines for our directors and senior management and a clawback policy. In 2021, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, approved the Proposed Bylaw Amendment that, if approved by stockholders at our annual meeting, would allow stockholders to amend our bylaws.

The full E&S Policy is available on our website at www.easterlyreit.com under the “Corporate Responsibility” section. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Social Responsibility

We are committed to providing an inclusive and engaging work environment that generates long-term value for our employees and stockholders. We also strive to provide a diverse and safe workplace by promoting the health, wellness and development of our employees while upholding our corporate responsibility as a public company for the benefit of our stockholders and tenants.  These principles were never more important than in 2020 in light of the unique challenges posed by the COVID-19 pandemic. To further these objectives, we have established a number of policies and programs and undertaken various initiatives, including:

✓

COVID-19 Pandemic Response. Throughout the COVID-19 pandemic, we have placed the health and safety of our employees first.  Since March 13, 2020, nearly all of our employees have been working remotely, with only certain operationally critical employees working on site.  We instituted a number of virtual social events and team-building activities for all of our employees to continue our commitment to fostering a collaborative and inclusive work environment despite the inherent limitations of working remotely.  During 2020, we also provided all employees with a stipend to address technological needs associated with working from home and maintained open lines of communications with employees to discuss and address any health and safety concerns.

✓

Employee Compensation and Benefits. We maintain cash- and equity-based compensation programs designed to attract, retain and motivate our employees. As an affirmative action and equal opportunity employer, we are committed to diversity, recognition and inclusion and reward our employees based on merit and their contributions.

✓	Employee Health and Safety. We recognize the importance of the health, safety and environmental well-being of our employees, and are committed to providing and maintaining a healthy work environment. We offer a comprehensive benefits program as well as a 401(k) with a matching employer contribution, flexible spending accounts, income protection through our sick pay, salary continuation and long term disability policies, paid vacation, paid maternity, paternity and adoption leave and holiday and personal days to balance work and personal life.

✓

Employee Training and Professional Development. We encourage our employees to take advantage of various internal training opportunities and those provided by outside service providers to the extent these are business related. All corporate employees, including members of our management team, receive annual training about our business, the Company’s structure and the important laws and policies that affect the Company, with a focus on ethics, compliance and internal controls. We also retained a third-party provider to provide our employees with ongoing mandatory training concerning important cybersecurity issues. In addition, many of our employees hold professional licenses and we encourage them, and in many cases reimburse them, to attend ongoing continuing professional education such as is typically required of certified public accountants. We also provide all of our employees with biannual performance and career development reviews.

✓

Focus on Ethics and Compliance. We prohibit corruption in all its forms, including bribery, kickbacks or other improper payments, transfers or receipts. In addition, pursuant to our policies governing Company and employee interactions with the Federal government, employees are prohibited from  offering, soliciting, or accepting anything of value, including money, gifts, or entertainment, to a customer or from a supplier, vendor, or subcontractor where doing so would influence the award of Federal government contracts or subcontracts, or the performance of Federal government contracts or subcontracts. All employees, including members of the management team, participate in mandatory annual training sessions to supplement the Company’s zero tolerance approach with respect to anti-corruption policies.

✓

Human Rights. Respect for human rights is one of our fundamental values. We strive to respect and promote human rights in our relationships with our employees, vendors and tenants and support the principles of the Universal Declaration of Human Rights and the human rights protections set forth in the laws of the United States, and the states and communities in which we operate.

✓

Community Outreach. We believe in taking an active role in bettering our communities through community service and outreach and we encourage our employees to personally participate in volunteer activities. In addition, we actively seek out opportunities to partner with local non-profit organizations to better serve the communities in which our employees live and work.

✓

Commitment to Diversity. We value diversity of views, experience, skill sets, gender and ethnicity and support the identification and nomination of female directors and candidates for executive positions. Gender diversity is an important factor that is taken into account in identifying and selecting Board members and in considering the hiring, promotion and appointment of executive officers. The Board believes that diversity is important to ensure that directors and executives provide a wide range of perspectives, experience and expertise required to achieve effective stewardship of the Company. As of December 31, 2020,

o

two of the three standing committees of our board of directors were chaired by women, including Tara S. Innes, Chair of the Audit Committee, and Cynthia A. Fisher, Chair of the Nominating and Corporate Governance Committee;

o

two of our five named executive officers, including our Chief Financial Officer and Chief Operating Officer and our Chief Accounting Officer, were women, representing 40% of our named executive officer positions; and

o	38% and 20% of our employees were female and non-white, respectively.

There is also a rich and deep pool of talented women holding high positions within the Company with seven of our 18 vice president positions (including senior and executive vice presidents) held by women.

✓

Freedom of Association. We respect our employees’ right to form, join or not join, labor unions, without fear of reprisal, intimidation or harassment. In the event that any of our employees are represented by a legally recognized union, we are committed to bargaining in good faith with that union.

Environmental Sustainability

Although our tenants, including our U.S. Government tenant agencies, generally maintain operational control of our properties, we seek to minimize the portfolio’s impact on the surrounding environment through the use of sustainable building materials and energy efficient upgrades. The U.S. Government, as our primary tenant, serves as a natural partner for our sustainability and environmental stewardship endeavors. Under the Energy Policy Act of 2005, the U.S. Government maintains “green lease” policies that include the “Promotion of Energy Efficiency and Use of Renewable Energy” as one of the factors it considers when leasing property.  The U.S. Government’s “green lease” initiative permits U.S. Government tenants to require LEED-CI certification in selecting new premises or renewing leases at existing premises.

We actively seek out opportunities to better assess our portfolio’s performance and explore methods to improve efficiency over time. In addition, we are committed to increasing the energy efficiency of our portfolio properties by identifying, adopting and implementing strategic management approaches designed to mitigate the reliance on non-renewable energy sources and capitalize on the opportunities provided by clean or renewable energy sources. In furtherance of that commitment, we continually strive to work collaboratively with our tenants by implementing environmentally-driven energy efficiency programs.

✓

ENERGY STAR. In 2020, we continued our ongoing efforts to benchmark portfolio properties in the U.S. Environmental Protection Agency’s ENERGY STAR Portfolio Manager to better track energy and water usage over time, set goals and recognize high performance properties.

✓

LEED Certifications. We continually seek opportunities to grow the Company’s portfolio of LEED certified properties. There are currently 23 properties in our portfolio that have achieved a total of 25 LEED certifications.

✓

Solar Program. We evaluate our portfolio for opportunities to deploy solar equipment, including, for example, most recently, our solar project at our FEMA-Tracy property, which we successfully launched in December 2020.

✓	Energy Efficient Upgrades. We actively seek and promote environmentally-driven energy efficiency programs that help the U.S. Government achieve its conservation and efficiency goals, including:

o	LED lighting retrofits;
o	Installation of pre-cooling systems;
o	Proactive maintenance and replacement of major building equipment with more energy-efficient components;
o	Retro-commissioning of building systems;
o	Installation of smart controls and upgraded building automation systems for improved HVAC system operations;
o	Installation of EPA WaterSense® plumbing fixtures in renovated restrooms; and
o	Installation of exterior irrigation systems that adjust operation based on rainfall and/or utilize “gray water”.

✓

Assessing Potential Properties for Acquisition. In evaluating new investments, we seek to obtain an environmental site assessment of the property (Phase I) as part of our underwriting efforts to evaluate the environmental condition of the property, including whether there is indication of any release of hazardous substances, chemical or waste storage, or other environmental concerns or risks, and to determine whether the property and its operations meet certain environmental standards.

✓

Corporate Headquarters.  We believe that promoting sustainable environmental practices in the workplace can lead to a more vibrant and productive work environment for our employees. We demonstrate our commitment to environmental sustainability initiatives at our corporate offices through the implementation of the following:

o	Recycling materials such as aluminum, paper and plastic;
o	Utilizing automatic LED lighting control system;
o	Encouraging employees to power down equipment at the end of the day;
o	Using ENERGY STAR certified computers, monitors, copiers and printers;
o	Encouraging a paperless environment;
o	Providing employees with complimentary filtered water; and
o	Encouraging employees to use sustainable commuting options.

Corporate Governance

We are committed to operating our business under strong and accountable corporate governance practices and have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

✓	We Have a Majority Independent Board. In February 2020, we increased the number of independent directors on the Board from four to five.

✓	We Value Periodic Board Refreshment. In 2020, the Board increased its size from seven to eight members, with Tara Innes and Scott D. Freeman joining the Board as independent directors.

✓

We Continually Evaluate our Corporate Governance Policies. Since 2019, we have adopted a majority voting standard in uncontested elections, a director resignation policy, stock ownership guidelines for our directors and senior management and a clawback policy.

✓

We are Committed to Board Diversity.  Two of the Board’s three standing committees are chaired by women. Additionally, in December 2020, we amended our policy regarding director nominees to require that any initial list of new director candidates must include qualified women and minority candidates.

✓	We are Committed to Management Diversity. Forty percent of our named executive officers, including our Chief Financial Officer and Chief Operating Officer and our Chief Accounting Officer, are women.

✓

We Proactively Seek to Improve our Corporate Governance Practices.  In 2021, the Board approved the Proposed Bylaw Amendment that, if approved by stockholders at our annual meeting, would allow stockholders to amend our bylaws.

✓	We Have a Lead Independent Director. We believe that our Lead Independent Director promotes strong, independent oversight of our management and affairs.

✓	Our Key Board Committees Are Fully Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.

✓	We Value Stockholder Input. We conduct regular and active stockholder engagement.

✓	We Measure Board Performance. We conduct regular evaluations of our Board and each of its committees.

✓	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

✓

We Have Opted Out of Certain Provisions of the MGCL.  We have opted out of the business combination and control share acquisition provisions of the MGCL and certain provisions of Title 3, Subtitle 8 of the MGCL that would allow us to stagger our Board and we may not opt in to these provisions without stockholder approval.

✓	The Board is Not Staggered. Each of our directors is subject to re-election annually.

✓

We Do Not Have a Stockholder Rights Plan.  In addition, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we then submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the “Investor Relations—Governance—Governance Guidelines” section of our website at www.easterlyreit.com to view or to obtain copies of our committee charters, Code of Business Conduct and Ethics, and Amended and Restated Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Business Conduct and Ethics, and Amended and Restated Corporate Governance Guidelines by directing your request in writing to Easterly Government Properties, Inc., 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, Attention: Investor Relations. Additional information relating to the corporate governance of the Company is also included in other sections of this proxy statement.

Corporate Governance Guidelines

The Board has adopted Amended and Restated Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Amended and Restated Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and committees, related person transaction approval and disclosure policy, and stockholder rights plan. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Amended and Restated Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Independence

The Board has determined that each of our director nominees, except for Messrs. Crate, Trimble and Ibe, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as currently in effect. Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Business Conduct and Ethics.

We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. Our Code of Business Conduct and Ethics is posted on the “Investor Relations—Governance—Governance Guidelines” section of our website at www.easterlyreit.com. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics that apply to any of our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Communications with the Board

We have a process by which stockholders and other interested parties may communicate with the non-employee directors, both individually and as a group, through the Board’s Lead Independent Director. In cases where stockholders or other interested parties wish to communicate directly with non-employee directors, messages can be sent in writing or by email to: William H. Binnie, Lead Independent Director, Easterly Government Properties, Inc., c/o Executive Vice President, Chief Financial Officer and Chief Operating Officer, 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, Email: leadindependentdirector@easterlyreit.com. Under the Company’s stockholder communications policy, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer acts as agent for the Lead Independent Director in facilitating direct communications to the non-employee directors, forwarding such communications to the Lead Independent Director. Any such communications may be made anonymously.

Audit Committee Complaint Procedures

Our Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Director Attendance at Annual Meetings

Under a policy adopted by the Board in 2018, all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. Where a director is unable to attend an annual meeting in person but is able to do so by telephonic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All directors attended our 2020 annual meeting of stockholders either in person or by telephonic conferencing.

Director Tenure and Board Refreshment

Led by our Nominating and Corporate Governance Committee, the Board is focused on creating and maintaining board composition that has the objectivity, diversity and mix of skills, reputation and experience to provide comprehensive and effective oversight of the Company’s strategic and operational goals, as well as the knowledge, ability and independence to deliver the high standard of governance expected by our stockholders.

The Nominating and Corporate Governance Committee and the Board are mindful that director tenure can be relevant to the Board’s performance and believe that ongoing board refreshment is an important component for ensuring an appropriate mix of skills and providing fresh perspectives, while leveraging the institutional knowledge and insight of the Board’s longer-tenured members. The Board includes several longer-serving directors with significant expertise and institutional knowledge who bring critical skills to the boardroom. Such longer-serving directors have a deep understanding of the Company’s business and strategy, provide historical context in Board deliberations, and enhance Board dynamics and the Board’s relationship with management.

In keeping with the Nominating and Corporate Governance Committee’s overall strategy on Board refreshment and  succession, the Board increased the size of the Board to eight members and appointed Tara S. Innes as a new independent director in February 2020 and nominated Scott D. Freeman for election as an independent director at the 2020 annual meeting, who, upon his election, replaced a director who did not stand for re-election at the 2020 annual meeting. The average tenure of our directors, including management directors, is currently approximately five years.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the Board to be considered for election at our annual meeting of stockholders. Our Nominating and Corporate Governance Committee has adopted a written policy on the criteria and process of identifying and reviewing director candidates. In December 2020, the Nominating and Corporate Governance Committee amended its policy regarding director nominees to require that any initial list of new director candidates must include qualified women and minority candidates.

At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each director candidate (i) has experience at a strategic or policymaking level in a business, legal, accounting, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, (iii) is well regarded in the community and must have a reputation for the highest ethical and moral standards and (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.

In addition to the minimum qualifications for each nominee set forth above, the Nominating and Corporate Governance Committee must recommend that the Board select persons for nomination to help ensure that (i) a majority of the Board will be “independent” in accordance with the standards established pursuant to Section 303A of the NYSE Listed Company Manual, (ii) each of its Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors, and (iii) at least one member of the Audit Committee will have accounting or related financial management expertise.

Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating and Corporate Governance Committee may, but is not required to, consider (i) whether the nominee has direct experience in the real estate industry, particularly in the office real estate or government-leasing industry, and (ii) whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

The Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by stockholders are to follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. No director candidates were recommended by our stockholders for election at the 2021 annual meeting.

Board Leadership Structure

The Board currently is comprised of five independent and three non-independent directors. Darrell W. Crate serves as Chairman of the Board and Michael P. Ibe serves as Vice Chairman of the Board. The Board has appointed William H. Binnie, one of the independent directors, to serve as Lead Independent Director. We believe that the number of independent, experienced directors that make up the Board, along with the independent oversight of our Lead Independent Director, benefits the Company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations, and that no one structure is suitable for all companies. Our current Board leadership structure is optimal for us because it demonstrates to our employees and other stakeholders that the Company is under strong leadership.

The Lead Independent Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman and Vice Chairman are not present, including executive sessions of independent directors;
•	serving as liaison between the Chairman and the independent directors;
•	approving information sent to the Board;
•	approving Board meeting agendas;
•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Our Lead Independent Director also has the authority to call meetings of the independent directors.

We believe that the Lead Independent Director is an integral part of the Board’s structure that promotes strong, independent oversight of our management and affairs.

Executive Sessions of Non-Management Directors

Our Amended and Restated Corporate Governance Guidelines require the independent directors to meet at regularly scheduled executive sessions without management participation and at least once each year. The Lead Independent Director presides at those meetings. In accordance with such requirement, our independent directors meet in executive sessions after each regularly scheduled meeting of the entire Board and at such other times that the independent directors deem appropriate.

Stockholder Engagement and Outreach

Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy as well as our compensation philosophy. We meet regularly with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. In addition, our senior management team regularly participates throughout the year in investor conferences as well as one on one meetings with our investors.  In recognition of our communications and reporting excellence with the investment community, we received the National Association of Real Estate Investment Trusts, or Nareit, 2018 Investor Communications & Reporting Excellence (CARE) Bronze Award in the Small Cap Equity REITs category.

In connection with our annual stockholder meeting, we also proactively engage in dialogue with our stockholders to solicit their feedback on our executive compensation programs and our corporate governance policies and programs. We plan to continue to expand our engagement with our investors in 2021, as we believe the perspectives provided by our stockholders provide valuable information to be considered in our decision making process.

Annual Elections; Majority Voting

In February 2019, the Board amended our bylaws to provide for majority voting in uncontested director elections. Pursuant to our bylaws, as amended, a director is elected in an uncontested election if he or she receives more votes for his or her election than votes against his or her election. In connection with the adoption of a majority voting standard in uncontested elections, the Board also amended our Corporate Governance Guidelines to require any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election to promptly submit a written offer to resign to the Board.  The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and, if applicable, the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in the Board’s decision regarding his or her resignation, but will participate in other Board matters until the Board’s decision is made with respect to his or her resignation.  Our bylaws, as amended, retain plurality voting for contested director elections.

Anti-Hedging and Anti-Pledging Policy

Under our policies, no employee, including executives, or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time, unless such transaction has been approved by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not approved nor entertained any requests for waivers from our anti-hedging policy.

We also have an anti-pledging policy whereby no employee, including executives, or director may pledge Company securities or securities convertible into Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.  Since its inception, the Nominating and Corporate Governance Committee has not approved nor entertained any requests for waivers from our anti-pledging policy.

Prior to our initial public offering, our Chairman and Vice Chairman were granted limited contractual rights to pledge the common units they received in exchange for the properties and entities contributed at the time of our initial public offering.  The grant of these rights was an integral part of the agreements entered into as part of our formation and our initial public offering and necessary to secure the properties comprising our initial portfolio.  These rights are contractually fixed and pre-date the appointment of any of the members of our existing Nominating and Corporate Governance Committee and the implementation of our corporate governance policies. For more information, see “Security Ownership of Certain Beneficial Owners and Management.”

Minimum Equity Ownership Guidelines

We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders.  In February 2019, the Board adopted minimum equity ownership guidelines that require each of the Company’s named executive officers and non-employee directors to maintain a minimum equity investment in the Company, expressed as a multiple of base salary or annual cash retainer. Under these guidelines, covered individuals must maintain an equity investment in the Company having a value equal to or greater than (i) in the case of our chief executive officer, a multiple of six times base salary, (ii) in the case of our other named executive officers, a multiple of two times base salary, and (iii) in the case of non-employee directors, a multiple of five times annual cash retainer.

Each individual covered by the policy must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy and the date of such individual’s appointment, and if such minimum is not attained within the specified period, he or she must retain 50 percent of the value of any equity held and subsequently awarded, net of taxes, until such minimum is met.

Risk Oversight

The Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of internal controls over financial reporting and (c) the Company’s compliance with legal and regulatory requirements. Our other committees of the Board also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

In addition, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of our goals that may be inherent in the Company’s compensation program.

The Company’s management is responsible for day-to-day risk management, including the primary monitoring and testing function for company-wide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that the Board leadership structure supports this approach.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the following individuals who served as our chief executive officer and chief financial officer during 2020 and the other three most highly-compensated executive officers as of the end of 2020, as determined in accordance with applicable SEC rules, are collectively referred to as our named executive officers.

Named Executive Officer	Title
William C. Trimble, III	Chief Executive Officer, President and Director
Meghan G. Baivier	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Darrell W. Crate	Chairman of the Board of Directors
Michael P. Ibe	Director, Vice Chairman of the Board of Directors and Executive Vice President - Development and Acquisitions
Alison M. Bernard	Executive Vice President and Chief Accounting Officer

Our total compensation package to our named executive officers is designed to be competitive through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs.  We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and company performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of company and individual goals and our strategic objective of delivering long-term stable and consistent returns. The compensation decisions made by the Compensation Committee have reflected our high level of achievement overall with respect to (i) the contributions of our named executive officers to our financial and operating performance and (ii) pre-established performance measures and goals under our incentive cash bonus program and our long-term equity incentive plan.

2020 Business Highlights

Since our initial public offering in February 2015, our focus has been to deliver strong strategic, financial and operating results with the goal of generating attractive risk-adjusted returns for our stockholders over the long-term through the acquisition, development and management of Class A commercial properties with leases backed by the full faith and credit of the U.S. Government. In 2020, our executive team continued to deliver on the disciplined execution of our business strategy, despite severe disruptions in the United States, regional and global economies and significant volatility in financial markets caused by the COVID-19 pandemic.  Our Company’s fiscal year 2020 accomplishments, guided by our named executive officers, illustrate this focus.

Easterly’s 2020 Accomplishments 162,000 Approximate number of square feet currently under development 99.3% Percentage occupied across the Easterly portfolio, as of December 31, 2020 $3.07B Total Enterprise Value, as of December 31, 2020 $1.26 FFO per share on a fully diluted basis for 20201 $265.8M Gross proceeds raised in 2020 through the Company’s at-the-market (ATM) programs $2.09B Market Cap (Fully-Diluted), as of December 31, 2020 99.6% Annualized lease income derived from buildings primarily leased to U.S. Government tenants as of December 31, 2020 $251.4 Approximate total acquisition volume in 2020 90.3% Percentage of fixed rate debt exposure, as of December 31, 2020 39 Different tenant agencies from the U.S. Government in the Easterly portfolio

(1) For the year ended December 31, 2020, the Company achieved net income of $13.5 million, or $0.15 per share on a fully diluted basis, a growth of 50% year-over-year and FFO of $111.3 million, or $1.26 per share on a fully diluted basis, a growth of 5% year over year. Refer to Appendix B to this proxy statement for a reconciliation.

•

Portfolio: As of December 31, 2020, we wholly owned 79 operating properties in the United States, including 77 operating properties that were leased primarily to U.S. Government tenant agencies and two operating properties that were entirely leased to private tenants, encompassing approximately 7.3 million square feet in the aggregate. In addition, we wholly owned one property under development that we expect will encompass approximately 0.2 million square feet upon completion.

•

Acquisitions: During 2020, we acquired nine properties, all of which are primarily leased to U.S. Government tenant agencies, for an aggregate contractual purchase price of approximately $251.4 million, including:

o	DHA – Aurora, a 101,285-square foot build-to-suit property constructed for the Defense Health

Agency (DHA) in 1998 that underwent a sizeable renovation in 2018 upon the execution of a new 15-year lease. The facility is 100% leased to the General Services Administration (GSA) for the beneficial use of the DHA, subject to a lease that expires in April 2034.(2)

o

FBI – El Paso, a 203,269-square foot Federal Bureau of Investigations (FBI) and Drug Enforcement Administration (DEA) Federal Justice Center located in El Paso, Texas. FBI/DEA - El Paso is a three-building compound constructed in stages between 1998 and 2005 and is 100% leased to the GSA for the beneficial use of the FBI and the DEA under three leases that all expire in July 2028.

o

VA – Mobile, a 79,212-square foot Department of Veterans Affairs (VA) Outpatient Clinic located in Mobile, Alabama. VA - Mobile, part of the Gulf Coast Veterans Health Care System, is a build-to-suit outpatient clinic that was completed in 2018 and is subject to an initial 15-year non-cancelable lease term that expires in December 2033.

o

VA – Chico, a 51,647-square foot VA Outpatient Clinic located in Chico, California. VA - Chico is a new build-to-suit facility that was completed in mid-2019. The state-of-the-art facility is designed to achieve a LEED healthcare Silver certification and is leased to the VA for an initial, non-cancelable lease term of 15 years that expires in June 2034.

o

FBI – Mobile, a 76,112-square foot FBI field office located in Mobile, Alabama. This build-to-suit property was completed in 2001 and is 100% leased to the GSA for the beneficial use of the FBI through December 2029.

o

VA – North Charleston, a 97,718-square foot VA Consolidated Mail Outpatient Pharmacy (CMOP) located in North Charleston, South Carolina.  The facility is 100% leased to the VA under a non-cancelable 20-year lease that expires in September 2040.

o

HRSA – Baton Rouge, a 27,569-square foot Health Resources & Services Administration (HRSA) Clinical Center located in Baton Rouge, Louisiana.  Renovated to suit in 2020, HRSA - Baton Rouge is a first-generation, single tenant U.S. Government-leased facility with a new 20-year lease that expires in July 2040.

o

DOI – Billings, a 149,110-square foot U.S. Department of the Interior (DOI) regional office and warehouse facility located in Billings, Montana. Built-to-suit for the DOI in 2013, the facility is a first-generation, single tenant U.S. Government leased facility subject to a 20-year non-cancelable lease that expires in April 2033.

o

JUD – Jackson, a 73,397-square foot United States District Courthouse located in Jackson, Tennessee. The facility is enhanced with a number of security features and is 100% leased to the GSA for the beneficial use of the Judiciary under a lease that expires in August 2023.

(2) For purposes of calculating percentage leased, we exclude from the denominator total square feet that was unleased and to which we attributed no value at the time of acquisition.

•

Development Activity: In 2020, we completed the re-development of a 59,690-square foot Food and Drug Administration (FDA) laboratory located in Lenexa, Kansas (“FDA – Lenexa”) and commenced a 20-year lease with the GSA in September 2020 for the beneficial use of the FDA. We also have a development property located in Atlanta, Georgia, which is currently under development to become a 162,000-square foot build-to-suit FDA laboratory.  Upon completion of the development, the property will be subject to a 20-year non-cancelable lease with the GSA for the beneficial use of the FDA.

•	Leasing Activity: As of December 31, 2020, our operating properties were 99% leased. During 2020, we successfully renewed 220,842 square feet of our portfolio in 2020 for 15- and 20-year terms.

•

Financial Results: For the year ended December 31, 2020, we achieved net income of $13.5 million, or $0.15 per share on a fully diluted basis, and Funds from Operations (“FFO”) of $111.3 million, or $1.26 per share on a fully diluted basis, as compared to the year ended December 31, 2019, when we achieved net income of $8.2 million, or $0.10 per share on a fully diluted basis and FFO of $94.4 million, or $1.20 per share on a fully diluted basis.(3)

•

Balance Sheet and Capital Markets Activities: During 2020, we continued to use our at-the-market equity offering (“ATM”) programs to support the future growth of our business.  In 2020, we issued 6,996,824 shares of our common stock through our ATM programs, raising net proceeds to us of approximately $160.4 million, and entered into forward sales transactions for the sale of an additional 3,747,232 shares of our common stock that have not yet been settled. Assuming the forward sales transactions are physically settled in full utilizing a net weighted average initial forward sales price of $25.96 per share, we expect to receive net proceeds of approximately $97.3 million.

•	Dividends: We declared aggregate quarterly dividends of $1.04 per share of common stock for the year ended December 31, 2020.

•

Operations: Throughout 2020, we carefully monitored the COVID-19 pandemic and its potential impact on our business, adhering to guidelines established by the Centers for Disease Control and the World Health Organization and orders issued by the state and local governments where we operate. We took, and continue to take, a number of precautionary steps to safeguard our business and our employees from COVID-19, including, but not limited to, implementing non-essential travel restrictions and facilitating telecommuting arrangements for our employees. From March 2020 through the end of 2020, nearly all of our employees were working remotely, with only certain operationally critical employees working on site. We have taken these precautionary steps while maintaining business continuity so that we can continue to deliver service to and meet the demands of our tenants, including our U.S. Government tenant agencies.

(3) Refer to Appendix B to this proxy statement for reconciliation and other information regarding FFO on a fully diluted basis for the fiscal years ended December 31, 2020 and December 31, 2019.

Returns to Stockholders. In 2020 and over the last two- and three-fiscal year periods, our total shareholder return (“TSR”) has outperformed the total shareholder returns of various indices, including the MSCI US REIT Index and the FTSE Nareit Equity REITs Index.  The following illustrations compare our cumulative TSR against the cumulative total returns of Office REITs within the MSCI US REIT Index, the MSCI US REIT Index taken as a whole and the FTSE Nareit Equity REITs Index (i) from January 1, 2020 through December 31, 2020 and (ii) from January 1, 2019 through December 31, 2020 and (3) from January 1, 2018 through December 31, 2020 in each case, assuming the reinvestment of all dividends.

DEA Cumulative TSR Performance

2020 TSR Performance DEA MSCI US REIT Index FTSE Nareit Equity REITs Index -22.6% Office REITs in the MSCI US REIT Index 2019-2020 TSR Performance DEA MSCI US REIT Index FTSE Nareit Equity REITs Index Office REITs in the MSCI US REIT Index 2018-2020 TSR Performance DEA MSCI US REIT Index FTSE Nareit Equity REITs Index -15.1% Office REITs in the MSCI US REIT Index

DEA Outperformance Against Comparative Indices +730bps +770bps +2,230bps +4,270bps +4,310bps +5,720bps +1,230bps +1,270bps +3,840bps MSCI US REIT Index FISE Nareit Equity REITs Index Office REITs in the MSCI US REIT Index

Prior Say-on-Pay Votes and Engagement with Stockholders

At the Company’s 2018 and 2019 annual meetings of stockholders, stockholders demonstrated overwhelming support for the compensation of our named executive officers and our executive compensation program and policies, casting approximately 97.7% and 98.3% of the votes, respectively, in favor of the Company’s “say on pay” advisory vote on executive compensation.  At the Company’s 2020 annual meeting, the Company’s “say-on-pay” proposal garnered approximately 71.6% of the votes. Notwithstanding the fact that a substantial majority of votes were cast in favor of this proposal in 2020, we engaged, as we have in prior years, with a number of our stockholders to understand their views with respect to both our compensation programs and our corporate governance practices.

What We Heard	How We Responded
Stockholders largely support our executive compensation program and believe it appropriately aligns the interests of our executive officers with stockholders.	We maintained our existing overall compensation program structure and did not implement substantive changes.

Some of our stockholders noted the one-time awards made in 2019 and indicated that such awards must be granted only in very select instances and should be accompanied by robust disclosure of the rationale for the awards.

We did not make any one-time awards for 2020 and do not anticipate making any such grants in the foreseeable future.  However, should the Compensation Committee determine that special, one-time awards would be in the best interests of shareholders and appropriate in the future, we will explicitly disclose why we felt doing so was appropriate.

Stockholders would prefer increased disclosure regarding our performance metrics.

Disclosures surrounding our executive pay programs have been enhanced to better explain the rationale driving compensation decisions, including enhanced transparency of short term incentive compensation objective metrics.

Many stockholders voiced support for the concurrent right to amend our bylaws.

In February 2021, upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved, subject to approval by our stockholders at the 2021 annual meeting of stockholders, an amendment to our bylaws that would grant stockholders the right to amend our bylaws.

The changes noted above were the result of us engaging in dialogue with a significant number of our stockholders over the last few years in order to reinforce our understanding of our stockholders’ views regarding our compensation and corporate governance programs. We remain committed to maintaining regular dialogue with our investors intended to:

•	solicit their feedback on the executive compensation and governance-related matters,
•	evaluate our compensation programs, and
•	report stockholders’ views directly to the Compensation Committee and the Board.

We will continue our stockholder outreach efforts in future years and the Compensation Committee will continue to discuss and take the feedback into consideration in future executive compensation decisions.

Overview of Compensation Philosophy & Objective

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executive officers while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. Our executive compensation programs are designed to:

➣	attract and retain talented and experienced executives in our industry;
➣	motivate our executives whose knowledge, skills and performance are critical to our success;
➣	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and
➣	encourage our executive officers to achieve meaningful levels of ownership of our stock.

We believe our executive compensation programs are effectively designed and work in alignment with the interests of our stockholders with a number of key features including:

What We Do A significant portion of our executive officers’ total compensation opportunity is based on performance (i.e., not guaranteed) and salaries comprise a modest portion of each executive officer’s total compensation opportunity. We align our executive officers with our long-term investors by awarding a significant percentage of their equity compensation in the form of long-term performance-based equity awards that use absolute and relative total shareholder returns and key operational measures as the reference metrics. We have minimum equity ownership guidelines for our named executive officers and non-employee directors. We have a clawback policy that permits the Compensation Committee to recoup compensation paid to a covered officer in the event of a restatement of our financial results. We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors.  What We Don’t Do We do not provide tax gross-up payments to any executive. We do not provide “single-trigger” change of control cash severance payments or equity incentive grants. We do not encourage unnecessary or excessive risk taking; incentive awards do not have guaranteed minimum or uncapped payouts. The majority of our long-term incentive grants must be earned based on rigorous performance criteria. We allow very limited perquisites for our chairman and our chief executive officer, structured with specific business rationales.

Roles of the Compensation Committee, Compensation Consultant and Management

Compensation Committee

Our executive compensation programs are administered by the Compensation Committee of the Board.  The members of the Compensation Committee are:  William H. Binnie (Chair), Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes, each of whom is “independent” under the independence standards of the NYSE.   The Compensation Committee has overall responsibility for monitoring the performance of our executives and evaluating and approving our executive compensation plans, policies and programs. In addition, the Compensation Committee oversees and administers our 2015 Equity Incentive Plan.

Compensation Consultant

For 2020, the Compensation Committee engaged the services of FPL Associates L.P., or FPL, as its independent outside compensation consultant. All executive compensation services provided by FPL were conducted under the direction or authority of the Compensation Committee, and all work performed by FPL was pre-approved by the Compensation Committee. Neither FPL nor any of its affiliates maintains any other material business relationships with the Company or our executive officers. As requested by the Compensation Committee, in 2020, FPL’s services to the Compensation Committee included preparing analyses of executive compensation levels as compared to a peer group and recommending changes to our executive compensation programs.

Management

Our Chairman and our Chief Executive Officer attend Compensation Committee meetings, provide information as to the individual performance of the other executive officers and make annual recommendations to the Compensation Committee of appropriate compensation levels for all executive officers other than themselves. Nonetheless, all components of our named executive officers’ compensation must be approved by the Compensation Committee in its sole discretion.

Peer Group

The Compensation Committee regularly reviews external market data to determine the competitiveness of our executive compensation structure. Because of our unique position as the only internally managed public company REIT focused primarily on the acquisition, development and management of commercial properties leased to the U.S. Government, there are no directly comparable peers against which we can assess pay and performance. For external comparisons and in light of best practices, the Compensation Committee, in consultation with FPL, determined that our peer group should generally contain companies that are similar in size to us, defined as companies that are no less than one-half (0.5x) our size and no larger than twice (2.0x) our size, as defined by total capitalization, a commonly used metric for determining size in the REIT industry. For 2020, we added Brandywine Realty Trust, CareTrust REIT, Inc., Columbia Property Trust, Inc. and Piedmont Office Realty Trust, Inc. to our peer group and removed Chatham Lodging Trust, Getty Realty Corp., Hersha Hospitality Trust, TIER REIT, Inc. and Urstadt Biddle Properties, Inc. Our peer group consisted of the following public company REITs for 2020:

Company	Ticker	Equity Market Capitalization ($ millions) (1)(2)	Total Capitalization ($ millions) (1)	Company Size as a Multiple of Easterly (as defined by Total Capitalization)
Agree Realty Corporation	ADC	4,019	5,255	1.7
Brandywine Realty Trust	BDN	2,029	3,883	1.3
CareTrust REIT, Inc.	CTRE	2,112	2,657	0.9
Columbia Property Trust, Inc.	CXP	1,641	2,972	1.0
DiamondRock Hospitality Company	DRH	1,740	3,013	1.0
LTC Properties, Inc.	LTC	1,527	2,185	0.7
Piedmont Office Realty Trust, Inc.	PDM	2,010	3,634	1.2
RPT Realty	RPT	709	1,848	0.6
Terreno Realty Corporation	TRNO	4,001	4,460	1.5
Washington Real Estate Investment Trust	WRE	1,826	2,817	0.9
Xenia Hotels & Resorts, Inc.	XHR	1,744	3,143	1.0
Easterly Government Properties, Inc.	DEA	2,094	3,073	N/A

(1)	Total equity market capitalization and total capitalization numbers as of December 31, 2020. (Source: S&P Global)
(2)

Total equity market capitalization is defined as the aggregate market capitalization of all issues of common equity whether traded or non-traded, including convertible common stock on a one-to-one basis until the conversion window opens, and then at the conversion rate, further assuming the conversion of all convertible subsidiary equity into common. If pricing is not available for secondary classes, the price of the primary class is applied.

FPL provides market data and practices of our peer group for the Compensation Committee to consider, as well as executive compensation trends and developments. Specifically, FPL provides information regarding the design and levels of compensation paid by our peers and overall advice to determine the appropriate structure of our executive compensation programs.

For purposes of determining the overall level of our named executive officers’ compensation (i.e., base salary, annual incentive cash bonus and long-term equity incentive compensation), the Compensation Committee reviews both the total compensation and the mix of compensation components paid by our peer group to executives in comparable positions. Each named executive officer’s target compensation, however, is not mechanically established as a particular percentage of the peer group. The Compensation Committee also takes into account the named executive officer’s role and experience, as compared to our peers’ executives, and other factors, such as experience, retention and responsibility. In addition, the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular executive should be made based on the full review of individual and Company performance, as well as market data.

Overall, FPL determined that our executive compensation programs, as structured, are competitive relative to our peers. Based upon the review of peer group compensation levels, and general industry compensation levels, the Compensation Committee believes that the value and design of our executive compensation programs are appropriate for a company of our size, structure and business.

Elements of the Compensation Program

We have designed our executive compensation programs to include three principal elements – (i) base salary, (ii) annual incentive cash bonus and (iii) performance- and service-based long-term equity incentives, in the form of long-term incentive units in our operating partnership, or LTIP units, each of which is integrated into the Company’s executive compensation program and intended to achieve different objectives. We believe that an emphasis on annual incentive cash bonus and long-term equity incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of both long-term value and short-term results, and encourages prudent evaluation of risks.

The following graphics illustrate the mix among base salary, incentive cash bonus compensation and long-term equity compensation for our Chief Executive Officer and each of our other named executive officers as a percentage of his or her total compensation for 2020.

CEO Compensation

Base Salary 17.8%
Annual Incentive Cash Bonus 42.8%
Long-Term Equity Incentive 39.4%
82.2% At-Risk

Other NEO Compensation

Base Salary 21.8%
Annual Incentive Cash Bonus 45.3%
Long-Term Equity Incentive 32.9%
78.2% At-Risk

CEO Compensation Annual Incentive Cash Bonus 42.8% Base Salary 17.8% Long-Term Equity Incentive 39.4% 82.2% At-Risk Other NEO Compensation Annual Incentive Cash Bonus 45.3% Base Salary 21.8% Long-Term Equity Incentive 32.9% 78.2% At-Risk

(1) Amounts shown consist of (i) 2020 base salary, (ii) 2020 incentive cash bonus compensation and (iii) the grant date fair value of LTIP Units granted in January 2020.

Base Salary

The base salary payable to each named executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain highly qualified executives while preserving significant flexibility to recognize and reward individual performance within the overall executive compensation program.  Base salaries are reviewed annually by the Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility.

In connection with its annual review of base salaries, the Compensation Committee approved the following 2020 base salaries for each of our named executive officers, taking into account each named executive officer’s individual performance, scope of responsibilities and prospects, and market data provided by FPL.  Based on these considerations, the Compensation Committee determined that an increase of $25,000 per named executive officer was appropriate, representing increases from 2019 base salaries of 3.4% for Mr. Trimble, 4.5% for Ms. Baivier, 5.0% for Messrs. Crate and Ibe and 8.3% for Ms. Bernard.  Even with these adjustments, 2020 base salary for our Chief Executive Officer was well below the median of base salaries paid to other chief executive officers within our peer group.

	Base Salary ($)
Named Executive Officer	2020	2019
William C. Trimble, III	750,000	725,000
Meghan G. Baivier	575,000	550,000
Michael P. Ibe	525,000	500,000
Darrell W. Crate	525,000	500,000
Alison M. Bernard	325,000	300,000

Annual Incentive Cash Bonus

Annual incentive cash bonuses are designed to reward our named executive officers for strong financial, operational and individual performance. We expect that eligibility to receive these cash bonuses will incentivize our named executive officers to strive to attain Company and individual performance goals that further our interests and the interests of our stockholders.  The structure of our annual cash bonus program reflects a continuum of an evolution, in which for the first few years following our initial public offering in 2015, our annual cash bonus program was based entirely on a subjective framework to a program that beginning in 2019 is consistent with those of our peers.

Under the 2020 annual incentive cash bonus program, the Compensation Committee set target bonuses for each of our named executive officers in December 2019, with such officers initially eligible to earn up to a maximum of 150% of target based on the Company’s achievement of objective performance criteria and up to a maximum of 200% of target based on the named executive officer’s attainment of the applicable subjective performance criteria.  Following the end of the Company’s second quarter 2020, the Compensation Committee increased the maximum objective performance hurdles, with a commensurate increase in the maximum payout associated with these hurdles, as described in more detail below under “— 2020 Objective Criteria.”  No changes were made to the threshold and target hurdles of the objective performance criteria or to the subjective component of the program that was approved in December 2019.  The final threshold, target and maximum bonus amounts allocated to each of our named executive officers for 2020 were as follows:

Named Executive Officer	Threshold (50%) ($)	Target (100%) ($)	Maximum (200%) ($)
William C. Trimble, III	450,000	900,000	1,800,000
Meghan G. Baivier	300,000	600,000	1,200,000
Michael P. Ibe	287,500	575,000	1,150,000
Darrell W. Crate	287,500	575,000	1,150,000
Alison M. Bernard	137,500	275,000	550,000

2020 Objective Criteria. Fifty percent of each named executive officer’s annual incentive cash bonus was determined in a formulaic manner based on the Company’s attainment of performance and strategic objectives tied to the Company’s 2020 FFO per share on a fully diluted basis and acquisition volume during 2020. The objective component of the 2020 incentive cash bonus program was based on the attainment of rigorous “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for each objective component of each such named executive officer’s target cash incentive bonus payout, with performance:

•	below the threshold representing a 0% payout level for each of the performance measures,
•	at threshold representing a 50% payout level for each of the performance measures,
•	at target representing a 100% payout level for each of the performance measures, and
•	at maximum or greater representing a 200% payout level for each of the performance measures.

Overall, the Compensation Committee substantially increased the rigor of the 2020 objective performance hurdles from those established in 2019, including (i) year-over-year increases to the threshold, target and maximum FFO per share performance hurdles, as a result of which the 2019 maximum performance FFO hurdle of $1.20 per share equals the 2020 threshold FFO performance hurdle, and (ii) a 50 percent increase in the threshold acquisition volume performance hurdle from $100 million to $150 million, below which the payout would be zero.

Increased Rigor of 2020 Objective Performance Metrics

2019 Maximum $1.20 FFO Performance Hurdle 2020 Threshold 50% Increase in Acquisition Volume Threshold Goal 2019 to 2020

In July 2020, after the Company’s second quarter concluded, the Compensation Committee conducted a mid-year assessment of its overall 2020 compensation program in light of the impact of the COVID-19 pandemic on the U.S. and global economies and the Company’s operations. Based on this assessment, the Compensation Committee viewed the Company as uniquely positioned among its peer group and other competitors to thrive under the changed circumstances brought about by the pandemic, and determined to increase the maximum objective performance hurdles under the 2020 incentive cash bonus program, with a commensurate increase in the maximum payout associated with these hurdles, as illustrated below.

COVID-19 Modified Program
Traditional Program
Payout as % of Target
200%
150%
100%
50%
0%
$1.20
$1.22
$1.24
$1.26
FFO per share - fully diluted basis

COVID-19 Modified Program
Traditional Program
Payout as % of Target
200%
150%
100%
50%
0%
$150
$200
$250
$300
Acquisition Volume (in millions)

Covid-19 modified program traditional program payout as % of target 0% 50% 100% 150% 200% $1.20 $1.22 $1.24 $1.26 FFO per share – fully diluted basis Covid-19 modified program traditional program payout as % of target 0% 50% 100% 150% 200% $150 $200 $250 $300 Acquisition volume (in million)

When the Compensation Committee made the determination to increase the 2020 maximum objective performance hurdles, the Company’s performance was tracking below the initially established maximum performance level for each of the objective performance criteria. In particular, the Compensation Committee viewed the increase in the maximum performance level and the commensurate increase in the maximum bonus opportunity as appropriate to further incentivize the management team towards continued outperformance of the goals that will drive long-term shareholder value during a year in which new and competing priorities relating to the COVID-19 pandemic and our response plan had emerged, requiring extraordinary efforts on the part of our executives to successfully navigate unprecedented challenges and capitalize on market opportunities.

The following table sets forth for each of the 2020 objective performance criteria, the final threshold, target and maximum levels established by the Compensation Committee, our actual 2020 results and the payout as a percentage of the objective component achieved.

Performance Criteria	Target Weighting Level	Threshold ($)	Target ($)	Maximum ($)	Actual 2020 Results ($)	Actual 2020 Payout Percentage Achieved (%)
FFO per share - fully diluted basis	50%	1.20	1.22	1.26	1.26	200
Acquisition Volume	50%	150 million	200 million	300 million	315 million*	200

*Includes the acquisition of a portfolio of three properties pursuant to a binding contract entered into in December 2019, for which all due diligence and other pre-closing matters were completed during the summer of 2020.  Closing was delayed due to circumstances beyond our control and occurred in the first quarter of 2021.

2020 Individual Subjective Criteria. Individual goals for each named executive officer accounted for up to 50% of such officer’s annual cash incentive bonus for 2020 and included a subjective evaluation of the leadership and managerial performance of each of our named executive officers. In determining each of our named executive officer’s achievement of his or her individual goals, the Compensation Committee assessed the performance of each named executive officer as compared to his or her pre-established individual performance criteria, as set forth below, and made a determination regarding the level of performance achieved.

Named Executive Officer	2020 Individual Performance Criteria
William C. Trimble, III Chief Executive Officer and President

➣ Implementing the Company’s overall strategic and operational business plan.

➣ Identifying and developing new strategic relationships to drive external growth.

➣ Engaging with major stockholders and other market participants to effectively communicate the Company’s goals and objectives.

➣ Motivating the executive and senior management team to deliver superior results.

➣ Establishing clear objectives for senior management to align individual and Company objectives.

Meghan G. Baivier Executive Vice President, Chief Financial Officer and Chief Operating Officer

➣ Sourcing and executing capital market transactions to fund the Company’s capital needs.

➣ Managing the Company’s credit facilities and liquidity requirements.

➣ Maintaining a strong and flexible balance sheet to further Company objectives.

➣ Communicating effectively the Company’s business strategy to investors and other market participants.

Michael P. Ibe Vice Chairman of the Board and Executive Vice President - Development and Acquisitions

➣ Identifying and executing government development and redevelopment projects to further the Company’s business objectives.

➣ Sourcing acquisition opportunities and overseeing the Company’s acquisition activities.

➣ Identifying and implementing strategies to successfully compete for U.S. Government build-to-suit projects.

➣ Overseeing the Company’s development activities from initial planning to final completion.

➣ Providing leadership and expertise throughout the Company on U.S. Government’s procurement processes and standards.

Named Executive Officer	2020 Individual Performance Criteria
Darrell W. Crate Executive Chairman of the Board

➣ Providing leadership and direction in implementing the Company’s overall strategic business plans.

➣ Guiding the Company in establishing goals and objectives to maximize stockholder value.

➣ Communicating effectively the Company’s vision to investors and market participants.

➣ Providing leadership to the Board to enhance Board effectiveness.

➣ Developing and maintaining open communications and cooperation between management and the Board to assure commonality of purpose.

Alison M. Bernard Executive Vice President and Chief Accounting Officer

➣ Executing the Company’s accounting, financial reporting, tax and risk management activities.

➣ Overseeing and implementing internal accounting policies and controls consistent with SEC, GAAP and SOX compliance.

➣ Overseeing and managing filings of SEC reports and supplemental reports.

➣ Coordinating with the Company’s external auditor to ensure smooth annual financial statement and SOX compliance audits.

➣ Supervising and managing the Company’s internal audit team.

The decision to pay each of our named executive officers 200% of their target bonus with respect to their individual subjective component was based on an assessment of each individual’s contributions to the Company’s strong performance during 2020, including but not limited to the following accomplishments: (i) for Mr. Trimble, leading the senior management team to successfully execute on the Company’s business strategy despite the operational challenges caused by the COVID-19 pandemic and significantly broadening the Company’s outreach efforts with investors and other stakeholders, (ii) for Ms. Baivier, successfully leading the Company’s strategic and growth platform during 2020, resulting in, among other things, year-over-year FFO growth of 5%, and strengthening the Company’s balance sheet and liquidity position, opportunistically accessing the capital markets through the Company’s ATM programs, (iii) for Mr. Ibe, his leadership in sourcing numerous investment opportunities, resulting in the closing of approximately $315 million in acquisitions and his critical oversight of the Company’s development and redevelopment projects, including the successful completion of the re-development of FDA-Lenexa, (iv) for Mr. Crate, his leadership in setting the strategic tone of the Company during unprecedented times, guiding the Board through a period of Board refreshment with two new independent directors joining the Board, and providing overall leadership with respect to the Company’s diversity initiatives, and (v) for Ms. Bernard, providing effective oversight of the accounting, financial reporting, risk management, tax, and internal audit functions and guiding the accounting team on the ongoing expansion of the Company's financial system utilization.

Based on the Company’s performance with respect to the objective components of the annual cash incentive bonus program and factoring in the performance of each named executive officer under the pre-established subjective criteria, the Compensation Committee awarded 2020 annual incentive cash bonuses in the amounts set forth in the table below.

	2020 Incentive Cash Bonus
Named Executive Officer	Earned ($)	Percentage of Target Earned (%)
William C. Trimble, III	1,800,000	200%
Meghan G. Baivier	1,200,000	200%
Michael P. Ibe	1,150,000	200%
Darrell W. Crate	1,150,000	200%
Alison M. Bernard	550,000	200%

Long-Term Equity Incentive Compensation

The Compensation Committee believes that a substantial portion of each named executive officer’s annual compensation should be in the form of long-term equity incentive compensation.  Equity incentive awards encourage management to create stockholder value over the long-term, because the value of the equity awards is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.

Historically, we have granted most of the long-term equity incentive awards to our named executive officers in the form of LTIP units. LTIP units are designed to qualify as “profits interests” in our operating partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our 2015 Equity Incentive Plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but, as stated above, can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Prior to the performance measurement date, performance-based LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

In 2018, awards of performance-based LTIP units for our named executive officers consisted of three tranches, with three-year, two-year and one-year performance periods and, in 2019, LTIP unit awards consisted of two tranches with two-year and one-year performance periods, in each case to ensure that our named executive officers maintained an appropriate level of overall long-term incentive compensation opportunity during the transition from the grants made at the time of our initial public offering to our current long-term incentive grant program that measures performance consistently over a three-year period.

2020 LTIP Unit Awards. For 2020, the Compensation Committee adopted a long-term incentive program designed to (i) further align the interests of our named executive officers with our stockholders over the longer term, (ii) support the objective of long-term consistent growth and reward our named executive officers based on our performance with respect to our TSR and key Company operational metrics, and (iii) serve as a retention tool for our executives.  The 2020 LTIP unit awards consist of a mix of (i) performance-based LTIP unit awards (60%) and (ii) service-based LTIP unit awards (40%).  The performance-based LTIP unit awards may be earned based on the Company’s TSR performance (“TSR Performance LTIP Units”) or based on the Company’s performance with respect to certain Company operational metrics (“Operational Performance LTIP Units”).

TSR Performance LTIP Units. In order to reinforce our “pay-for-performance” compensation philosophy, the TSR Performance LTIP Units can only be earned if we achieve rigorous performance goals over a three-year period based on (i) TSR performance on an annualized absolute basis (“Absolute TSR”), (ii) TSR performance on an annualized basis relative to the FTSE Nareit Equity REITs Index (“Index Relative TSR”) and (iii) TSR performance on an annualized basis adjusted for the change in price of a zero-coupon 10-year Treasury note (“US Treasury Relative TSR”).  The 2020 TSR Performance LTIP Unit awards are based 37.5% on Absolute TSR, 12.5% on Index Relative TSR and 50% on US Treasury Relative TSR.

The number of earned TSR Performance LTIP Units will be determined by the Compensation Committee following the end of the applicable performance period in accordance with the following payout matrices:

LTIP Units Subject to Absolute TSR Performance(1) (37.5% of Total TSR Performance LTIP Unit Grant)	LTIP Units Subject to Index Relative TSR Performance(1) (12.5% of Total TSR Performance LTIP Unit Grant)	LTIP Units Subject to US Treasury Relative TSR Performance(1) (50.0% of Total TSR Performance LTIP Unit Grant)

Absolute TSR percentage of absolute LTIP Units Earned less than 4% 4% 5% 6% 7% 8% 9% 10% 0% 50% 75% 100% 125% 150% 175% 200% Relative TSR percentage of relative LTIP units Earned Equal or less than 75% of index 87.5% of Index 100% of Index 103.3% of index 106.7% of index 110% of Index or greater 0% 50% 100% 150% 175% 200% US treasury relative TSR Percentage of US Treasury relative LTIP Units Earned Less than 3% 3% 4% 5% 6% 7% 8% 9% or greater 0% 50% 75% 100% 125% 150% 175% 200%

(1)

The LTIP units subject to Absolute TSR performance will be forfeited in their entirety if Absolute TSR is less than 4%, the LTIP units subject to Index Relative TSR will be forfeited in their entirety if Index Relative TSR is equal to or less than 75% of the Index, and the LTIP units subject to US Treasury Relative TSR performance will be forfeited in their entirety if US Treasury Relative TSR is less than 3%.   In the event that Absolute TSR, Index Relative TSR or US Treasury Relative TSR, as applicable, falls between two levels in the applicable chart above, linear interpolation will be used to determine the number of LTIP units earned.

Earned awards (if any) will vest 50% when earned and 50% will vest on January 2, 2024, subject to the grantee’s continued employment as set forth in the applicable award agreement.  Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death, disability or retirement.

Operational Performance LTIP Units. In order to motivate our named executive officers with respect to certain critical operating performance objectives and in support of our strategic focus on long-term stable and consistent growth, the Compensation Committee awarded 44% of the performance-based LTIP unit grants in the form of Operational Performance LTIP Units.  The Operational Performance LTIP Units are subject to the attainment of operational criteria based 50% on the Company’s average annual acquisition volume over a three-year period and 50% based on the Company’s average quarterly occupancy percentage over a three-year period.  With respect to each of the operational criteria, grants may only be earned if the Company performs at or above the applicable target.  Average annual acquisition volume must be at least $200 million and the average quarterly occupancy percentage must be at least 95%.  If target is not met at the end of the performance period, the LTIP units tied to the applicable performance measure are forfeited in their entirety.  If performance for the relevant performance measure exceeds target at the end of the three performance period, no additional LTIP units will be issued.

Earned awards (if any) will vest when earned, subject to the grantee’s continued employment as set forth in the applicable award agreement.  Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death, disability or retirement.

Service-Based LTIP Unit Awards. In order to encourage the long-term retention of our named executive officers, the Compensation Committee granted 40% of the 2020 long-term incentive awards in the form of service-based LTIP unit awards.  The Compensation Committee believes that service-based LTIP unit awards that vest over time independent of our TSR or operational performance promotes the retention of the Company’s talented management team, while still incentivizing a focus on long-term results because the ultimate value of the underlying stock awards is tied to our stock price.

The service-based LTIP units granted for 2020 will vest on December 31, 2022. Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death, disability or retirement.

The table below sets forth the total number of TSR Performance LTIP Units (at target), Operational Performance LTIP Units and Service-Based LTIP Units awarded to our named executive officers in 2020.

	TSR Performance LTIP Units			Operational Performance LTIP Units
Named Executive Officer	Absolute	Index Relative	US Treasury Relative	Acquisition Volume	Occupancy Percentage	Service- Based LTIP Units
William C. Trimble, III	10,295	2,391	14,395	10,692	10,692	29,582
Meghan G. Baivier	4,202	976	5,875	4,364	4,364	12,074
Michael P. Ibe	6,303	1,464	8,813	6,546	6,546	18,111
Darrell W. Crate	6,303	1,464	8,813	6,546	6,546	18,111
Alison M. Bernard	1,470	341	2,056	1,527	1,527	4,226

Clawback Policy

In 2019, the Board adopted a formal clawback policy, which allows the Compensation Committee to recoup compensation paid to a covered officer if the related financial results are subsequently restated as described below. The policy covers all of the Company’s current and former named executive officers. Pursuant to this policy, if the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, then the Compensation Committee may require an employee covered by the policy to repay or forfeit to the Company “excess compensation.” Excess compensation includes annual cash incentive bonus and long-term incentive compensation in any form (including restricted stock and LTIP units, whether service-based or performance-based) received by that employee during the three-year period preceding the publication of the restated financial statements that the Compensation Committee determines was in excess of the amount that such employee would have received if such compensation had been determined based on the financial results reported in the restated financial statements. In making its determination to recoup compensation from an officer, the Compensation Committee may take into account any factors it deems reasonable, including any determination whether the officer engaged in fraud, willful misconduct or committed acts or omissions which materially contributed to the events that led to the restatement.

Other Elements of Compensation

Employee Benefits and Perquisites. Our full-time employees are eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance. Pursuant to the terms of their respective employment agreements, Mr. Trimble and Ms. Baivier are also entitled to certain perquisites. See “—Severance and Change in Control Benefits” below.

401(k) Plan. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Accounting Standards

The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our 2015 Equity Incentive Plan will be accounted for under ASC Topic 718.

Risk Considerations in Our Compensation Programs

The Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and our Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking.

We structure the compensation to our executive officers to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portion of compensation (annual incentive cash bonus and long-term equity) is designed to encourage and reward both short- and long-term financial, operational and individual performance, with appropriate caps on the maximum amount of annual cash incentive compensation and shares and/or units that can be earned.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, our Compensation Committee recommended to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

William H. Binnie (Chair)

Cynthia A. Fisher

Scott D. Freeman

Emil W. Henry, Jr.

Tara S. Innes

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our named executive officers:

Named Executive Officer and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
William C. Trimble, III	2020	750,000	—	1,652,210	1,800,000	12,492	4,214,702
Chief Executive Officer	2019	725,000	—	1,803,348	1,269,900	11,123	3,809,371
and President	2018	525,000	900,000	1,041,667	—	11,200	2,477,867
Meghan G. Baivier	2020	575,000	—	674,354	1,200,000	12,277	2,461,631
Executive Vice President, Chief Financial	2019	550,000	—	866,159	846,600	11,227	2,273,986
Officer and Chief Operating Officer	2018	425,000	600,000	446,426	—	11,200	1,482,626
Michael P. Ibe	2020	525,000	—	1,011,539	1,150,000	12,062	2,698,601
Director, Vice Chairman of the Board of Directors And Executive Vice	2019	500,000	—	1,211,720	811,325	11,218	2,534,263
President—Development and Acquisitions	2018	325,000	575,000	654,751	—	11,200	1,565,951
Darrell W. Crate	2020	525,000	—	1,011,539	1,150,000	—	2,686,539
Chairman of the Board	2019	500,000	—	1,211,720	811,325	—	2,523,045
of Directors	2018	325,000	575,000	654,751	—	—	1,554,751
Alison M. Bernard	2020	325,000	—	235,975	550,000	11,877	1,122,852
Executive Vice President	2019	300,000	—	296,844	388,025	13,705	998,574
and Chief Accounting Officer	2018	225,000	275,000	178,580	—	10,534	689,114

(1)	Represents actual base salary earned by each named executive officer during the applicable year.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. For 2018, represents the grant date fair value of 2018 performance-based LTIP unit awards. For 2019, represents the grant date fair value of 2019 performance-based LTIP unit awards, 2019 restricted stock awards and December 2019 LTIP unit awards that vested upon grant. In each case, the grant date fair value was determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For 2020, represents the grant date fair value of 2020 performance-based and service-based LTIP unit awards. The grant date fair value was determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.  The maximum values of the 2020 performance-based LTIP units awards, assuming that the highest level of performance is achieved, are as follows: Mr. Trimble - $2,144,308; Ms. Baivier - $875,202; Mr. Ibe - $1,312,823; Mr. Crate - $1,213,823; and Ms. Bernard – $306,240.  A discussion of the assumptions used in calculating these values can be found in Note 7 to our audited financial statements beginning on page F-22 of our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)

Represents the amounts we paid during fiscal years 2018, 2019 and 2020 for matching 401(k) plan contributions for Mr. Trimble, Ms. Baivier, Mr. Ibe and Ms. Bernard. We have not included the value of perquisites and other personal benefits, as the aggregate amount of such compensation for fiscal years 2018, 2019 and 2020 was less than $10,000 for each named executive officer.

2020 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to our named executive officers in the fiscal year ended December 31, 2020.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards (#)	Grant date fair value of Stock and Option Awards(2) ($)
William C. Trimble, III		450,000	900,000	1,800,000
	1/3/20(3)							29,582	662,933
	1/3/20(4)				13,540	27,081	54,162		492,099
	1/3/20(5)					21,384			497,178
Meghan G. Baivier		300,000	600,000	1,200,000
	1/3/20(3)							12,074	270,578
	1/3/20(4)				5,526	11,053	22,106		200,849
	1/3/20(5)					8,728			202,926
Michael P. Ibe		287,500	575,000	1,150,000
	1/3/20(3)							18,111	405,868
	1/3/20(4)				8,290	16,580	33,160		301,283
	1/3/20(5)					13,092			304,389
Darrell W. Crate		287,500	575,000	1,150,000
	1/3/20(3)							18,111	405,868
	1/3/20(4)				8,290	16,580	33,160		301,283
	1/3/20(5)					13,092			304,389
Alison M. Bernard		137,500	275,000	550,000
	1/3/20(3)							4,226	94,705
	1/3/20(4)				1,933	3,867	7,734		70,265
	1/3/20(5)					3,054			71,006

(1)	The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee.

(2)

Represents the grant date fair value of LTIP units granted to our named executive officers in 2020, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 7 to our audited financial statements beginning on page F-22 of our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)

Represents service-based LTIP units granted to our named executive officers in 2020.  For each named executive officer, the service-based LTIP units will vest on December 31, 2022, subject to the grantee’s continued employment.

(4)

Represents 2020 TSR performance-based LTIP unit awards for each named executive officer. The awards may be earned at threshold (50%), target (100%) or maximum (200%) based on a performance period ending on December 31, 2022. The performance criteria are based 37.5% on the Company’s absolute total shareholder return performance, 12.5% on the Company’s index relative total shareholder return performance, and 50.0% on the Company’s U.S. Treasury relative total shareholder performance during the performance period, with 50% of the LTIP units vesting when earned following the end of the performance period and 50% of the earned award vesting on January 2, 2024, subject to the grantee’s continued employment. For a description of threshold, target and maximum performance for each tranche, see “Executive Compensation—Compensation Discussion and Analysis—Elements of the Compensation Program—Long-Term Equity Incentive—2020 LTIP Unit Awards.”

(5)

Represents 2020 operational performance-based LTIP unit awards for each named executive officer. The performance criteria are based 50.0% on the Company’s average annual acquisition volume and 50% based on the Company’s average quarterly occupancy percentage, in each case over a three-year performance period ending on December 31, 2022. During this period, average annual acquisition volume must be at least $200 million and the average quarterly occupancy percentage must be at least 95%. No portion of the awards will be earned unless the target performance level is achieved. Earned awards, if any, may not exceed target and vest when earned following the end of the performance period, subject to the grantee’s continued employment.

Grants of all equity awards were made pursuant to our 2015 Equity Incentive Plan. The vesting of each award is subject to acceleration in connection with certain triggering events as described below under “—Potential Payments Upon Termination or Change in Control.” We pay holders of shares of restricted common stock dividends, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders. Prior to the performance measurement date, LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

The terms of the employment agreements that we have entered into with Mr. Trimble and Ms. Baivier are described below under “—Potential Payments Upon Termination or Change in Control.”

Outstanding Awards at December 31, 2020

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of the fiscal year ended December 31, 2020.

	Stock Awards
Named Executive Officer	Number of Shares, Units or Other Rights That Have Not Vested(1) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)
William C. Trimble, III	156,337	3,541,033	102,512	2,321,897
Meghan G. Baivier	65,373	1,480,698	41,841	947,699
Michael P. Ibe	96,965	2,196,257	62,761	1,421,537
Darrell W. Crate	96,965	2,196,257	62,761	1,421,537
Alison M. Bernard	24,517	555,310	14,641	331,619

(1)

Represents (i) an aggregate of 49,998 shares of restricted stock granted on January 18, 2019, of which 16,325 shares vested on January 18, 2021 and 33,673 shares will vest on January 18, 2022; (ii) an aggregate of 57,255 performance-based LTIP units granted on January 4, 2018, which vested on January 4, 2021, (iii) an aggregate of 125,397 performance-based LTIP units granted on January 4, 2018 and January 18, 2019, which vested on January 19, 2021, (iv) an aggregate of 44,584 performance-based LTIP units granted on January 18, 2019, which will vest on January 2, 2022, (v) an aggregate of 80,819 performance-based LTIP units granted on January 4, 2018, which will vest on January 4, 2022, and (vi) an aggregate of 82,104 service-based LTIP units granted on January 3, 2020, which will vest on December 31, 2022, in each case subject to applicable vesting conditions.

For each named executive officer, the shares of restricted common stock will vest based on the following schedule, subject to the grantee’s continued employment:

Named Executive Officer	Restricted Common Stock Vesting on January 18, 2021	Restricted Common Stock Vesting on January 18, 2022
William C. Trimble, III	5,882	12,132
Meghan G. Baivier	2,401	4,952
Michael P. Ibe	3,601	7,428
Darrell W. Crate	3,601	7,428
Alison M. Bernard	840	1,733

For each named executive officer, the LTIP units will vest based on the following schedule, subject to the grantee’s continued employment:

Named Executive Officer	LTIP Units Vesting on January 4, 2021	LTIP Units Vesting on January 19, 2021	LTIP Units Vesting on January 2, 2022	LTIP Units Vesting on January 4, 2022	LTIP Units Vesting on December 31, 2022
William C. Trimble, III	20,039	44,350	16,065	28,287	29,582
Meghan G. Baivier	8,589	18,678	6,556	12,123	12,074
Michael P. Ibe	12,596	27,614	9,835	17,780	18,111
Darrell W. Crate	12,596	27,614	9,835	17,780	18,111
Alison M. Bernard	3,435	7,141	2,293	4,849	4,226

(2)	The value of the awards represented in the table is based on a price per share or unit of $22.65, which was the closing price of our common stock on the NYSE as of December 31, 2020.

(3)	Includes the following performance-based LTIP unit grants:

Named Executive Officer	2019 Three- Year TSR Performance LTIP Unit Awards(a)	2020 Three-Year TSR Performance LTIP Unit Awards(b)	2020 Three- Year Operational Performance LTIP Unit Awards(c)
William C. Trimble, III	64,000	17,128	21,384
Meghan G. Baivier	26,122	6,991	8,728
Michael P. Ibe	39,182	10,487	13,092
Darrell W. Crate	39,182	10,487	13,092
Alison M. Bernard	9,142	2,445	3,054

(a)

Represents TSR performance LTIP units granted on January 18, 2019 for which the measurement period for assessing performance ends on December 31, 2021. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “maximum” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2020, our named executive officers would earn an amount between target and maximum. These LTIP units, if any, will vest 50% when earned and 50% on January 2, 2023, subject to the grantee’s continued employment.

(b)

Represents TSR performance LTIP units granted on January 3, 2020 for which the measurement period for assessing performance ends on December 31, 2022. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “target” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2020, our named executive officers would earn an amount between threshold and target. These LTIP units, if any, will vest 50% when earned and 50% on January 2, 2024, subject to the grantee’s continued employment.

(c)

Represents operational performance LTIP units granted on January 3, 2020 for which the measurement period for assessing performance ends on December 31, 2022. No portion of the awards will be earned unless the target performance level is achieved and earned awards, if any, may not exceed target.  These LTIP units, if any, will vest when earned following the end of the performance period, subject to the grantee’s continued employment.

2020 Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares of common stock and LTIP units that vested in 2020. The Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of our common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of shares and LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.  There were no exercises of options, stock appreciation rights or similar instruments by any named executive officer during 2020.

Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William C. Trimble, III	20,038	469,090
Meghan G. Baivier	8,587	201,022
Michael P. Ibe	12,595	294,849
Darrell W. Crate	12,595	294,849
Alison M. Bernard	3,435	80,413

Severance and Change in Control Benefits

Employment Agreements

We entered into an employment agreement with Mr. Trimble, our Chief Executive Officer and President, in connection with our initial public offering in February 2015, and an employment agreement with Ms. Baivier, our Executive Vice President, Chief Financial Officer and Chief Operating Officer, in May 2015.

The agreements with Mr. Trimble and Ms. Baivier each had an initial term of three years. The terms automatically extend for successive one-year periods upon the expiration of the initial term or any extension term unless either party provides written notice of non-renewal no later than 180 days prior to the expiration of such term and, accordingly, the current terms have been extended for additional one-year periods. Under the terms of the agreements with Mr. Trimble and Ms. Baivier, they are entitled to receive a minimum annual base salary of $250,000 and $225,000, respectively.

Each employment agreement also provides for bonuses to be determined by the Compensation Committee, in its sole discretion, based on such factors relating to the performance of Mr. Trimble or Ms. Baivier, as applicable, or us as it deems relevant. The agreements also provide eligibility for vacation and for participation in various employee benefits such as health, dental, life and disability insurance, our 2015 Equity Incentive Plan and 401(k) plan.

Pursuant to the terms of the employment agreements with Mr. Trimble and Ms. Baivier, upon termination of the executive’s employment by us without “cause” (as defined in the executive’s employment agreement) or by the executive for “good reason” (as defined in the applicable employment agreement), subject to the executive signing a separation agreement and mutual release, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to six months of the executive’s base salary at the time of termination;
•	a prorated portion of the annual bonus for the year of termination, calculated based on the executive’s target bonus for such year;
•	a lump sum cash payment equal to half of the annual premium payable by us for the executive’s health and dental insurance; and
•

accelerated vesting of all equity grants subject to only service-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Neither of the employment agreements provide for any tax gross-ups and, in the event the executive becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

All of the cash severance payments described above are to be made as lump sum payments within 30 days after the date of termination of the executive’s employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.

Each employment agreement also provides that in the event the executive’s employment is terminated on account of death or disability, the executive or his or her beneficiary in the case of death will receive the following payments:

•	a prorated portion of the annual bonus payable for the year of such termination, calculated based on actual achievement of applicable performance metrics for the applicable year; and
•

accelerated vesting of all equity grants subject to only service-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Under separate agreements, each of our named executive officers is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for twelve months after termination of employment. As Mr. Ibe currently resides in the State of California where, generally, non-competition agreements are not enforceable, his agreement does not include a non-competition covenant following termination of his employment with us.

Pursuant to the terms of the LTIP unit awards outstanding as of December 31, 2020, vesting of LTIP units will be accelerated in the event of a termination of employment by us without cause, or termination of employment by the award recipient for good reason, death, disability or retirement. Vesting will also be accelerated in the event of a termination of employment by us without cause or termination of employment by the award recipient for good reason occurring in connection with or within 18 months after a change in control.

Potential Payments Upon Termination or Change in Control

The following table sets forth the amounts that would have been paid to our named executive officers in the event of a termination by us without “cause” or by the executive for “good reason” other than in connection with a change in control; upon death or disability; upon a change in control without termination and upon a termination by us without “cause” or by the executive for “good reason” in connection with a change in control occurring, in each case, as of December 31, 2020 (the closing price per share of our common stock was $22.65 as of December 31, 2020). The amounts in the tables below exclude payments that would be made for (i) accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment.

Named Executive Officer	Without Cause / For Good Reason ($)	Death / Disability ($)	Change in Control (No Termination) ($)(4)	Change in Control (Termination Without Cause / For Good Reason) ($)
William C. Trimble, III
Bonus	900,000	1,800,000	—	900,000
Cash Severance(1)	375,000	—	—	375,000
Performance-Based Award(2)	2,462,984	2,462,984	—	4,251,239
Service-Based Awards	—	—	—	944,822
Benefits Continuation	—	—	—	—
Total(5)	3,737,984	4,262,984	—	6,471,061

Meghan G. Baivier
Bonus	600,000	1,200,000	—	600,000
Cash Severance(1)	287,500	—	—	287,500
Performance-Based Awards(2)	1,040,677	1,040,677	—	1,770,536
Service-Based Awards	—	—	—	385,639
Benefits Continuation(3)	9,913	—	—	9,913
Total(5)	1,938,090	2,240,677	—	3,053,588

Michael P. Ibe
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(2)	1,536,236	1,536,236	—	2,631,024
Service-Based Awards	—	—	—	578,458
Benefits Continuation(3)	—	—	—	—
Total	1,536,236	1,536,236	—	3,209,482

Darrell W. Crate
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(2)	1,536,236	1,536,236	—	2,631,024
Service-Based Awards	—	—	—	578,458
Benefits Continuation	—	—	—	—
Total	1,536,236	1,536,236	—	3,209,482

Alison M. Bernard
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(2)	401,313	401,313	—	656,722
Service-Based Awards	—	—	—	134,971
Benefits Continuation	—	—	—	—
Total	401,313	401,313	—	791,693

(1)	Represents a lump sum payment equal to six months of base salary.
(2)

In accordance with the terms of our 2018, 2019 and 2020 performance-based LTIP unit awards outstanding as of December 31, 2020, in the event of a change in control during the performance period, the performance period will be shortened to end on the date of the change in control and the executives’ awards will be based on performance through that date, with further proration if the change in control occurs prior to the final year of the performance period. Any LTIP units earned upon a change in control will remain subject to service-based vesting but will be fully vested in the event of termination by us without cause or by the executive for good reason within 18 months following the change in control. Based on our performance from the beginning of each applicable performance period through December 31, 2020, in the event of a change in control as of December 31, 2020, a portion of all of our outstanding 2018, 2019 and 2020 performance LTIP unit awards would have been earned.

If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the executive for good reason (other than within 18 months following a change in control), the executive’s award will be calculated as of the end of the performance period in the same manner as if such termination had not occurred, but prorated based on the number of days in the performance period during which such executive was employed by us. No amounts are included in the event of such a termination, because the executive only would have been entitled to vesting to the extent that the awards were earned based on the achievement of the performance-based vesting criteria through the end of the performance period. On January 19, 2021, our named executive officers vested in performance-based LTIP units having the following values based on a per share value of $22.65, the closing price of our common stock on December 31, 2020, that were earned based on our performance for a period ending on December 31, 2020, and that would have vested upon such a termination: Mr. Trimble - $1,458,456; Ms. Baivier - $617,620; Mr. Ibe - $910,779; Mr. Crate - $910,779; and Ms. Bernard – $239,592.

(3)	Represents an estimated amount equal to the monthly employer contribution to provide health and dental insurance for a period of six months.
(4)	Does not include equity awards that by their terms only vest to the extent outstanding awards are not assumed by a successor company in connection with a change in control.
(5)

In the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of Section 280G of the Code), the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K promulgated by the SEC, we are providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of our Chief Executive Officer for the year ended December 31, 2020:

•	Median employee total annual compensation (excluding our chief executive officer): $156,294
•	Our Chief Executive Officer total annual compensation (as reported in the “Summary Compensation Table” presented above): $4,214,703
•	Ratio of our Chief Executive Officer to median employee total annual compensation: 27:1

We identified the median employee using the amount reported as compensation on the employee’s Form W-2 for the year ended December 31, 2020, for all individuals who were employed by us on December 31, 2020, the last day of our payroll year (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

Compensation Committee Interlocks and Insider Participation

During 2020, the following directors served on the Compensation Committee: William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr., Tara S. Innes and James E. Mead. None of these persons has served as an officer or employee of the Company nor do they have any relationship with the Company that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our securities as of February 28, 2021, with respect to:

•	each of our directors;
•	each of our named executive officers;
•

each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or the outstanding shares of our common stock and common units in our operating partnership; and

•	all of our directors and executive officers as a group.

Beneficial ownership of securities is determined under rules of the SEC and generally includes any securities over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock and common units and LTIP units in our operating partnership shown as beneficially owned by them. As of February 28, 2021, there were:

•	82,133,756 shares of our common stock outstanding;
•

10,335,448 common units of our operating partnership outstanding, excluding common units held by us, each of which is redeemable for one share of our common stock (if we elect to issue common stock rather than pay cash upon such redemption); and

•

173,702 earned and vested LTIP units outstanding that were issued pursuant to our 2015 Equity Incentive Plan (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions), each of which, upon the satisfaction of certain conditions, is convertible into one common unit.

Unless otherwise indicated, all securities are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006.

	Common Stock		Common Stock and Units
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of All Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percentages of All Shares and Units(2)
5% Stockholders:
BlackRock, Inc.(3)	14,453,613	17.6%	14,453,613	15.6%
The Vanguard Group (4)	9,148,487	11.1%	9,148,487	9.9%
Michael P. Ibe(5)	21,029	*	6,375,118	6.9%
State Street Corporation(6)	4,177,533	5.1%	4,177,533	4.5%
Named Executive Officers and Directors:
William C Trimble, III(7)	91,279	*	740,512	*
Darrell W. Crate(8)	11,029	*	733,205	*
Michael P. Ibe(5)	21,029	*	6,375,118	6.9%
Meghan G. Baivier(9)	7,353	*	238,803	*
Alison M. Bernard(10)	2,573	*	35,113	*
William H. Binnie	28,582	*	28,582	*
Cynthia A. Fisher(11)	98,130	*	98,130	*
Scott D. Freeman	3,805	*	3,805	*
Emil W. Henry, Jr..	28,582	*	28,582	*
Tara S. Innes	3,805	*	3,805	*
All directors and executive officers as a group (11 persons)	307,734	*	8,309,425	9.0%
*	Represents less than 1.0%

(1)

“Number of Shares Beneficially Owned” does not include shares of our common stock that may be acquired by redeeming common units in our operating partnership. “Number of Shares and Units Beneficially Owned” includes all shares included in the column titled “Number of Shares Beneficially Owned” plus shares of our common stock that may be acquired by redeeming common units assuming that (i) all outstanding common units in our operating partnership are immediately redeemable/exchangeable, (ii) all outstanding vested LTIP units have been converted into an equal number of common units in our operating partnership (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) and (iii) all common units in our operating partnership have been exchanged for shares of our common stock.

(2)

As of February 28, 2021, 82,133,756 shares of our common stock, 10,335,448 common units (other than common units held by us) and 173,702 LTIP units were outstanding (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions). In calculating the percentage of outstanding shares of common stock and units held by each person, we assume that: (i) all outstanding vested LTIP units (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) held by all persons have been converted into an equal number of common units in our operating partnership, and (ii) all common units in our operating partnership held by all persons, other than us, have been exchanged for shares of our common stock.

(3)

Based solely on information contained in a Schedule 13G filed by BlackRock, Inc. and certain of its affiliates with the SEC on January 25, 2021. The Schedule 13G indicates that BlackRock has sole voting power with respect to 14,306,456 shares of common stock and sole dispositive power with respect to 14,453,613 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group and certain of its subsidiaries with the SEC on February 10, 2021. The Schedule 13G/A indicates that The Vanguard Group has shared voting power with respect to 363,811 shares of common stock, sole dispositive power with respect to 8,723,974 shares of common stock and shared dispositive power with respect to 424,513 shares of common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Includes 38,337 earned and vested LTIP units. Also includes 5,759,819 common units that Mr. Ibe received in connection with the contribution of certain properties at the time of our initial public offering and 12,500 common units that Mr. Ibe received in exchange for the contribution of the DEA - Pleasanton property on October 21, 2015. These common units are held by Western Devcon, Inc. and West OP Holdings, LLC, each of which is wholly owned by Mr. Ibe. Includes 2,500,000 common units, which are pledged as collateral to secure a line of credit as permitted under the terms of a contractual right to pledge entered into by the Company and Mr. Ibe in connection with the contribution of certain properties by Mr. Ibe at the time of our initial public offering. The address for Western Devcon, Inc. and West OP Holdings, LLC is 10525 Vista Sorrento Parkway, Suite 110, San Diego, CA 92121.

(6)

Based solely on information contained in a Schedule 13G filed by State Street Corporation with the SEC on February 8, 2021. The Schedule 13G indicates that State Street Corporation has shared voting power with respect to 3,637,878 shares of common stock and shared dispositive power with respect to 4,177,533 shares of common stock. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(7)	Includes 53,449 earned and vested LTIP units.

(8)

Includes 38,337 earned and vested LTIP units.  Includes 635,406 common units Mr. Crate owns indirectly through Easterly Capital, LLC, which are pledged as collateral to secure a line of credit pursuant to a contractual right to pledge entered into by the Company and Easterly Capital, LLC in connection with the contribution of certain properties by Easterly Capital, LLC entered into at the time of our initial public offering. The address for Easterly Capital, LLC is 138 Conant Street, Beverly, MA 01915.

(9)	Includes 28,616 earned and vested LTIP units.
(10)	Includes 10,199 earned and vested LTIP units.
(11)

Includes (i) 12,736 shares held by a pension of which Ms. Fisher is the administrator and holds a remainder interest (ii) 1,000 shares held by Ms. Fisher’s father, (iii) 5,712 shares held by a profit sharing trust of which Ms. Fisher is the administrator and holds a remainder interest, and (iv) 6,800 shares in accounts for her children where she serves as custodian.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Future Transactions with Related Persons

The Board has approved a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. Under this policy all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner, other than the affiliates of our predecessor, of more than 5% of a class of the company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

Stockholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2022 annual meeting must submit their proposals to us on or before December 20, 2021.

Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be timely submitted in writing to the Secretary of the Company, at Easterly Government Properties, Inc., 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006. To be considered timely, we must receive the notice of your intention to introduce a nomination or proposed item of business at our annual meeting:

•	not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; or
•

not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting.

Assuming that our 2022 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2022 annual meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2022 annual meeting after November 20, 2021 and no later than 5:00 p.m., Eastern Time, on December 20, 2021.

Attendance at the Meeting

All stockholders of record of shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Householding of Proxy Materials

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Proxy Notice, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Proxy Notice, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request in writing to Easterly Government Properties, Inc., 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, Attention: Investor Relations or by telephone at (202) 595-9500.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors

William C. Trimble, III
Chief Executive Officer, President and Director

Washington, D.C.
April 19, 2021

Appendix A

Proposed Bylaw Amendment

If Proposal 3 is approved by the stockholders, Article XII of our bylaws would be amended as set forth below. Proposed deletions are indicated textually as ~~stricken text~~ and proposed additions are indicated textually as bold and underlined text.

~~The Board of Directors shall have the exclusive power to alter, amend or repeal these bylaws, provided that t~~ These bylaws may be altered, amended or repealed or new bylaws may be adopted by the Board of Directors or by the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of common stock of the Corporation. Notwithstanding anything to the contrary herein, this Article XIII and Sections 2.12, 2.14 and 2.15 of Article II of these bylaws ~~and this sentence~~ may not be altered, amended or repealed ~~except~~ by ~~the Board of Directors unless it shall also obtain~~ the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of common stock of the Corporation at a meeting of stockholders duly called and of which a quorum is present.

.

A - 1

Appendix B

Non-GAAP Financial Measures

Funds From Operations

Funds from Operations (“FFO”) is a supplemental measure of our performance. We present FFO calculated in accordance with the current National Association of Real Estate Investment Trusts (“Nareit”) definition. FFO is a supplemental performance measure that is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate investment trusts (“REITs”).

FFO is defined, in accordance with the Nareit FFO White Paper – 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

FFO is presented as a supplemental financial measure and does not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO or use other definitions of FFO and, accordingly, our presentation of FFO may not be comparable to other REITs. Please refer to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2020, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

The following table sets forth a reconciliation of FFO and FFO per share on a fully diluted basis for the years ended December 31, 2020 and December 31, 2019 (in thousands, except per share on a fully diluted basis):

	Year Ended December 31, 2020 ($)	Year Ended December 31, 2019 ($)
Net Income	13,528	8,224
Depreciation and amortization	93,803	92,439
(Gain) Loss on sale of operating property	3,995	(6,245)
Funds From Operations (FFO)	111,326	94,418
FFO, per share – fully diluted basis	1.26	1.20
Weighted average common shares outstanding – fully diluted basis	88,567,929	78,566,181

“Fully diluted basis” assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock units, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP. Fully diluted basis does not include outstanding LTIP units in the Company’s operating partnership that are subject to performance criteria that have not yet been met.

B - 1

EASTERLY GOVERNMENT PROPERTIES, INC. ANNUAL MEETING OF STOCKHOLDERS To be Held on May 18, 2021 This proxy is solicited by the Board of Directors The undersigned hereby appoints William C. Trimble, III and Darrell W. Crate, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Easterly Government Properties, Inc. held of record by the undersigned on April 5, 2021, at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Time on May 18, 2021, at 2101 K Street NW, Suite 775 North Washington, D.C. 20006, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “For” all nominees for director, “For” the approval, on a non-binding advisory basis, of our named executive officer compensation, and “For” the approval of an amendment to our bylaws to allow stockholders the right to amend our bylaws, and “For” the  ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. (Continued and to be signed on the reverse side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 18, 2021. The Proxy Statement and our 2020 Annual Report to Stockholders are available at: http://www.viewproxy.com/easterlygvtprop/2021

Please mark your votes like this THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR all nominees listed: 1. Election of Directors. Nominees: FOR AGAINST ABSTAIN 01 Darrell W. Crate 02 William C. Trimble, Ill 03 Michael P. Ibe 04 William H. Binnie 05 Cynthia A. Fisher 06 Scott D. Freeman 07 Emil W. Henry, Jr. 08 Tara S. Innes The Board of Directors recommends you vote FOR the following proposal: 2.  Approval, on a non-binding advisory basis, of our named executive officer compensation. FOR AGAINST ABSTAIN The Board of Directors recommends you vote FOR the following proposal 3. Approval of an amendment to our bylaws to allow stockholders the right to amend our bylaws. FOR AGAINST ABSTAIN The Board of Directors recommends you vote FOR the following proposal: 4. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. FOR AGAINST ABSTAIN NOTE:  At the discretion of such proxies on such other matters as may properly come before the meeting or any adjournment thereof. Please indicate if you plan to attend this meeting. Yes No Date Signature Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) Address Change/Comments: (If you noted any  Address Changes and/or Comments above, please mark box.)  CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/DEA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.